Exhibit 4.2

CHINA	EQUITY JOINT VENTURE CONTRACT

EXECUTION COPY

Equity Joint Venture Contract

for the Establishment of

BMW BRILLIANCE AUTOMOTIVE LTD.

by and between

BMW Holding BV

Laan van Vredenoord 5
2289 DA Rijswijk ZH
Netherlands

and

Shenyang JinBei Automotive Industry Holdings Company Limited

6th Floor, Building B, No. 1 Shiji Road
Hunnan Industrial Zone, High-Tech District
Shenyang, Liaoning Province
People’s Republic of China

CHINA	EQUITY JOINT VENTURE CONTRACT

CHINA	EQUITY JOINT VENTURE CONTRACT

EQUITY JOINT VENTURE CONTRACT

THIS EQUITY JOINT VENTURE CONTRACT (hereinafter the “Contract”) is entered into in Beijing on this 27th day of March 2003, in accordance with the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures (the “Joint Venture Law”), the implementing regulations issued thereunder (the “Joint Venture Regulations”), and other applicable laws and regulations of the People’s Republic of China, by and between Shenyang JinBei Automotive Industry Holdings Company Limited (“BRILLIANCE”) and BMW Holding BV (“BMW”).

Preliminary Statement

The Parties hereby agree to jointly establish a Sino-foreign equity joint venture company (the “JV Company”) in the province of Liaoning, People’s Republic of China on the basis of the principles of equality and mutual benefit in accordance with the terms and conditions set forth below and with applicable laws and regulations.

Article 1           Definitions

Unless the terms or the context of this Contract otherwise provide, the following terms in this Contract shall have the meanings set forth below:

1.1	“Affiliate” of a Party shall mean, any company or other entity or natural person other than the JV Company that, through ownership or voting stock or otherwise, Controls or is Controlled by, or under common Control with, such Party. Within the PRC, the “company” as used in this Article 1.1 shall include any kind of business entity with legal person status under PRC Laws. Notwithstanding the foregoing, Brilliance Automotive Group Holdings Co., Ltd., Brilliance China Automotive Holdings Ltd., Shenyang Brilliance JinBei Automotive Co., Ltd., Shenyang Aerospace Mitsubishi Motors Engine Manufacturing Co., Ltd., China Aerospace Brilliance Automotive Co., Ltd., JinBei General Motors Automotive Co., Ltd., Shenyang Xin JinBei Investment and Development Co., Ltd., and Shenyang JinBei Auto Industry Co., Ltd. shall be considered Affiliates of BRILLIANCE for the purposes of this Contract.

1.2	“Articles of Association” shall mean the Articles of Association of the JV Company as executed by the Parties in Beijing of even date and amended thereby from time to time.

1.3	“Assets” shall mean collectively the Existing Buildings and the Existing Equipment, which are owned by JinBei and which will be sold by JinBei to the JV Company pursuant to the Building Purchase Agreement and the Equipment Purchase Agreement.

1.4	“BMW AG” shall mean Bayerische Motoren Werke Aktiengesellschaft, the ultimate parent company of the BMW group of companies that directly owns one hundred percent (100%) of the shares of BMW.

1.5	“BMW Cars” shall mean any passenger cars that bear BMW trademarks.

1.6	“BMW Group” shall mean BMW AG and its Affiliates.

1.7	“BMW Holding BV” shall mean the Party to the Contract which is a wholly owned Affiliate of BMW AG.

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1.8	“Board” or “Board of Directors” shall mean the Board of Directors of the JV Company.

1.9	“Brilliance Group” shall mean Brilliance China Automotive Holdings Ltd. and its Affiliates.

1.10	“Building Purchase Agreement” shall mean the agreement under which JinBei shall sell the Existing Buildings to the JV Company.

1.11	“Business License” shall mean the business license to be issued to the JV Company by the PRC State Administration for Industry and Commerce.

1.12	“Business Plan(s)” shall mean the business plan(s) of the JV Company that are determined in accordance with Article 4.4.2 of this Contract.

1.13	“Business Registration Authority” shall mean the PRC State Administration for Industry and Commerce or its successor or local office in charge of company registration.

1.14	“Change of Law” shall mean any event or circumstance, as further discussed in Article 3.5, where the PRC local or national government or any other local or national public body or authority in the PRC that has the power to make decisions or rules binding upon the JV Company, undertakes any of the following: adopts any new law, regulation, decree or rule, amends or repeals any provision of any existing law, regulation, decree or rule, or adopts any different interpretation or method of implementation of any law, regulation, decree or rule.

1.15	“China” or the “PRC” shall, for purposes of this Contract, mean the People’s Republic of China, exclusive of the province of Taiwan and the Special Administrative Regions of Hong Kong and Macau.

1.16	“Contract Execution Date” shall mean the date that both Parties have duly executed this Contract.

1.17	“Control(s)” or “is Controlled by” or any reference to “Control” in this Contract shall mean the direct or indirect possession, by a company or other entity or natural person, of the power to direct or cause the direction of the management and policies of a Party, of Brilliance Group or of BMW Group by means including, but not limited to, ownership of fifty percent (50%) or more of the voting stock or registered capital, or the power to appoint or elect a majority of the directors, or the power to appoint the general manager or the principal person in charge of a business entity.

1.18	“Conversion Rate” shall mean the median of the official selling and buying EUR-RMB exchange rate published by the People’s Bank of China on the date on which the Parties shall make their respective contributions to the registered capital of the JV Company in accordance with Article 5.4.

1.19	“Directors” shall mean the persons appointed by the Parties to serve as members of the Board of Directors.

1.20	“Effective Date” shall mean the effective date of this Contract, which shall be the date on which the Contract and the Articles of Association are approved by the Examination and Approval Authority.

1.21	“Equipment Purchase Agreement” shall mean the agreement under which JinBei shall sell the Existing Equipment to the JV Company.

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1.22	“Establishment Date” shall mean the date described in Article 3.4 of this Contract.

1.23	“Euro” or “EUR” shall mean the lawful currency of the member States of the European Currency Union.

1.24	“Event of Force Majeure” shall mean any unforeseeable or unavoidable event or circumstance beyond the control of a Party occurring after the execution of this Contract including, without limitation, fire, storm, typhoon, flood, earthquake, explosion, war and serious strikes or work stoppages, which prevents the performance, in whole or in part, of this Contract or any of its obligations by any Party or by the JV Company.

1.25	“Examination and Approval Authority” shall mean the appropriate government department with authority to approve this Contract and the Articles of Association under applicable laws and regulations.

1.26	“Existing Buildings” shall mean the existing factory buildings, structures and fixtures located on the Site that shall be sold to the JV Company under the Building Purchase Agreement.

1.27	“Existing Equipment” shall mean the existing equipment located on the Site that shall be sold to the JV Company under the Equipment Purchase Agreement.

1.28	“JinBei” shall mean Shenyang Brilliance JinBei Automotive Co., Ltd., which is a company established and existing under the laws of the PRC.

1.29	“Joint Venture Term” shall mean the duration of the JV Company as provided for in Article 22 of this Contract.

1.30	“JV Products” shall mean those BMW Cars listed as follows (which list may be modified by the Parties from time to time upon mutual consent) and all parts and components that are used for production of such passenger cars by the JV Company.

Car	Body			Engine
line	variance	Model	Engine code	capacity	Cyl.	Gearbox	Designation

E46	4 door limousine	318i	N42B20	2,0 L.	4	Automatic	318i limousine
E90	4 door limousine	318i	N46B20	2,0 L.	4	Automatic	318i limousine
E46	4 door limousine	320i	M54B22	2,2 L.	6	Automatic	320i limousine
E90	4 door limousine	320i	N52B22	2,2 L.	6	Automatic	320i limousine
E46	4 door limousine	325i	M54B25	2,5 L.	6	Automatic	325i limousine
E90	4 door limousine	325i	N52B25	2,5 L.	6	Automatic	325i limousine
E60	4 door limousine	520i	M54B22	2,2 L.	6	Automatic	520i limousine
E60	4 door limousine	520i	N52B22	2,2 L.	6	Automatic	520i limousine
E60	4 door limousine	525i	M54B25	2,5 L.	6	Automatic	525i limousine
E60	4 door limousine	525i	N52B25	2,5 L.	6	Automatic	525i limousine
E60	4 door limousine	530i	M54B30	3,0 L.	6	Automatic	530i limousine
E60	4 door limousine	530i	N52B30	3,0 L.	6	Automatic	530i limousine

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1.31	“Land Use Rights Lease Contract” shall mean the contract under which the JV Company will lease the land use rights to the Site from the relevant government authority in Shenyang.

1.32	“M1 Products” shall mean the JinBei passenger cars bearing the Zhonghua brand and its succeeding models hereto.

1.33	“Other Contracts” shall mean the Building Purchase Agreement, Equipment Purchase Agreement, Plant Lease Agreement I, Plant Lease Agreement II, Services Agreement I, Services Agreement II, and the Parts and Components Supply Agreement, Land Use Rights Lease Contract. Unless otherwise specified, “Other Contracts” denotes all of these agreements. The Other Contracts shall not violate any mandatory provisions of applicable PRC Laws.

1.34	“Parties” shall mean BRILLIANCE and BMW, collectively; and, “Party” shall mean each of BRILLIANCE or BMW, individually.

1.35	“Parts and Components Supply Agreement” shall mean the contract under which BMW AG supplies parts and components to the JV Company necessary for production of the JV Products.

1.36	“Plant Lease Agreement I” shall mean the agreement to be entered into by the JV Company and JinBei in accordance with applicable PRC Laws under which the JV Company will lease certain plant/office premises on the Site to JinBei.

1.37	“Plant Lease Agreement II” shall mean the agreement to be entered into by the JV Company and JinBei in accordance with applicable PRC Laws under which JinBei will lease certain plant/office premises to the JV Company.

1.38	“PRC Holding Company” shall mean an investment company established by BMW or its Affiliate in China in accordance with applicable PRC Laws.

1.39	“PRC Laws” shall mean all laws, regulations, decrees or other acts of a legally binding nature that are in force from time to time in the PRC including any amendment or substitution thereof.

1.40	“Premium Market Cars” shall mean those passenger cars of the brands in the “premium” market segments of passenger cars, a non-exhaustive list of which is set forth as follows:

Acura	all models
Alfa Romeo	all models
Audi	all models
Bentley	all models
Cadillac	Catera, Cien, CTS, Escalade, Evoq, Sigma SUV, XLR
Chrysler	Jeep Gran Cherokee, 300M
Ford	Mondeo
GM/Buick/Opel	Omega,Vectra, Signum, GS (Regal)
Honda	Legend, NSX, S2000, Accord, Civic (City), All SUV’ s
Infiniti	all models
Jaguar	all models
Lancia	Kappa, Thesis, Zeta
Land Rover	all models
Lexus	all models

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Mercedes- Benz	all models
MG Rover	ZT, ZT-T
Mitsubishi	Galant, Pajero, Pajero Pinin
Nissan	Cima, Skyline
Peugeot	607, 407
Porsche	all models
Renault	Vel Satis, Avantime, Laguna, Megane
Rover	75
Saab	all models
Toyota	Aristo, Celsior, Crown, Century, Camry, Corolla, RAV 4,
Toyota	Landcruiser 100, Harrier
Volvo	all models
VW	Phaeton, Passat, Bora, Golf, all new SUVs

1.41	“Renminbi” or “RMB” shall mean the lawful currency of the PRC.

1.42	“Return on Sales” or “ROS” shall mean a percentage equal to net pre-tax income for a fiscal year divided by net sales for the same period.

1.43	“Services Agreement I” shall mean the agreement to be entered into by the JV Company and JinBei in accordance with applicable PRC Laws under which the JV Company will provide certain services and facilities to JinBei.

1.44	“Services Agreement II” shall mean the agreement to be entered into by the JV Company and JinBei in accordance with applicable PRC Laws under which JinBei will provide certain services and facilities to the JV Company.

1.45	“Shenyang JinBei Automotive Industry Holdings Company Limited” shall mean the Party to the Contract which is ninety percent (90%) owned by Shenyang Xin JinBei Investment and Development Company Limited and ten percent (10%) owned by Shenyang JinBei Auto Industry Company Limited.

1.46	“Site” shall mean that piece of land which is situated at Shanzuizi Road, Dadong District, Shenyang City, Liaoning Province, PRC, the location, layout, and boundaries of which are shown and detailed in the Building Purchase Agreement. The Site has been used by JinBei before the establishment of the JV Company and will be leased to the JV Company, under the Land Use Rights Lease Contract .

1.47	“Technology License Agreement” shall mean the Technology License Agreement between BMW AG and the JV Company, pursuant to which BMW AG will license to the JV Company the right to use certain technology and operational know-how in connection with the production, sale and service of the JV Products.

1.48	“Trademark License Agreement” shall mean the Trademark License Agreement between the JV Company and BMW AG, which is the registrator in the PRC of the trademark “BMW” in English and “BAO MA (pin yin) and (Bao Ma in Chinese script)” in Chinese, pursuant to which BMW AG will license to the JV Company the right to use the trademark “BMW” in English and “BAO MA (pin yin) and (Bao Ma in Chinese script)” in Chinese in connection with the sale of the JV Products.

1.49	“Transfer Price” shall mean the price for the transfer of the equity interest as defined in Article 24.1.2.

CHINA	EQUITY JOINT VENTURE CONTRACT

1.50	“United States Dollars” or “US Dollars” or “USD” shall mean the lawful currency of the United States of America.

1.51	“WTO” shall mean the World Trade Organization.

Unless otherwise stated, all references to numbered Articles and Annexes are to Articles and Annexes of this Contract.

Article 2           Parties

2.1	Parties

The Parties to this Contract are:

BRILLIANCE:	Shenyang JinBei Automotive Industry Holdings Company Limited, a company established and existing under the laws of the PRC.

Place of Registration:	Shenyang, Liaoning Province, PRC

Legal Address:	6th Floor, Building B, No. 1 Shiji Road Hunnan Industrial Zone, High-Tech District Shenyang, Liaoning Province People’s Republic of China

Legal Representative:	Name:	Hong Xing
	Position:	Chairman
	Nationality:	Chinese

Registered Number:	2101321101009(2-2)

BMW:	BMW Holding BV, a company established and existing under the laws of the Netherlands

Place of Registration:	S’-Gravenhage, Netherlands

Legal Address:	Laan van Vredenoord 5 2289 DA Rijswijk ZH Netherlands

Legal Representatives:	Name:	Arjen van Jong Dr. Wolfgang Stofer,

	Position:	Directors

	Nationality:	Dutch, German

Registered Number:		108 701

If a Party changes its legal representative, it shall promptly notify the other Party of such change and the name, position, and nationality of its new legal representative.

CHINA	EQUITY JOINT VENTURE CONTRACT

2.2	Representations and Warranties

2.2.1	Each Party hereby represents and warrants to the other Party that as of the date hereof and as of the Effective Date:

(i)	it is a legal person, duly organized, validly existing and in good standing under the laws of the place of its establishment or incorporation; its ownership and Control has not changed in any way since the 23rd day of March, 2003. A duly certified copy of the Articles of Association as registered with the Business Registration Authority has been presented to the other Party on or before the date of the execution of this Contract;

(ii)	its legal representative is duly and fully authorized and empowered to sign, execute and give effect, on its behalf, to this Contract, the Articles of Association, and any agreements and documents referred to in this Contract and to which it is a party;

(iii)	its execution, delivery and performance of this Contract, the Articles of Association and any other agreements and documents contemplated hereunder will not violate any of its constitution documents, any other agreement or obligation of such Party, any judgment or arbitral award binding such Party, or any currently effective law, regulation or decree of the jurisdiction in which it is organized or incorporated, that may be applicable to any aspect of the transactions contemplated hereunder;

(iv)	it has all requisite power, authority and approval required to enter into this Contract and upon the Effective Date will have all requisite power, authority and approval to duly perform each of its obligations hereunder;

(v)	upon the Effective Date, the provisions of this Contract shall constitute its legal and binding obligations;

(vi)	it has disclosed, in writing, all material information in its possession relating to the cooperation between the Parties set out under this Contract, as well as the establishment and operation of the JV Company which might have a material adverse effect on its ability to fully perform its obligations hereunder, or which if disclosed to the other Party, could have a material effect on the other Party’s willingness to enter into this Contract, and none of the information provided by it to the other Party contains any material statements which are false or misleading; and

(vii)	no lawsuit, arbitration, other legal or administrative proceeding, or governmental investigation is pending, or to the best of its knowledge, threatened, against it that would affect in any way its ability to enter into or perform this Contract;

2.2.2	Brilliance represents and warrants that it is not Controlled directly or indirectly by any company, corporation or entity which directly or indirectly produces, distributes or sells, inside or outside China, passenger cars under any trademarks or brandnames other than “JinBei” and “Zhonghua”.

2.2.3	BMW represents and warrants that it is not Controlled directly or indirectly by any company, corporation or entity which directly or indirectly produces, distributes or sells, inside or outside the Federal Republic of Germany,

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passenger cars under any trademarks or brandnames other than “BMW”, “MINI” and “Rolls-Royce”.

2.2.4	Each Party shall indemnify the other Party against all direct losses, expenses and liabilities arising from a breach of any of the foregoing representations and warranties. For the avoidance of doubt, for the indemnification provided in this clause, each Party shall not be responsible for the other Party’s indirect, special, punitive or consequential losses, damages, costs or expenses including loss of profit, loss of use, loss of contracts, and loss of production.

Article 3        Establishment and Legal Form of JV Company

3.1	Establishment of Company

The Parties hereby agree to establish the JV Company promptly after the Effective Date in accordance with the Joint Venture Law, the Joint Venture Regulations, and other applicable PRC Laws. The JV Company shall be an enterprise legal person under the laws of the PRC subject to the protection and jurisdiction of PRC Laws. All of the activities of the JV Company shall comply with applicable PRC Laws.

3.2	Limited Liability Company

3.2.1	The JV Company shall be a limited liability company under the laws of the PRC. For each of the Parties, the profits, losses, risks, liabilities and any other obligations whatsoever of the JV Company shall be limited and in proportion to the subscribed amount of its respective contribution to the registered capital of the JV Company. No Party shall have any liability to the JV Company or to any third party in connection with the activities of the JV Company, either jointly or severally, other than the requirement to make such contribution, unless otherwise agreed to in writing by the Parties.

3.2.2	Except as otherwise provided in this Contract, once a Party has paid in full its contribution to the registered capital of the JV Company, it shall not be required to provide further funds to or on behalf of the JV Company by way of capital contribution, loan, advance, guarantee or otherwise.

3.2.3	Unless otherwise agreed in writing by a Party, creditors of the JV Company and other claimants against the JV Company shall have recourse only to the assets of the JV Company and shall not seek compensation, damages or other remedies from a Party.

3.2.4	In no event shall any Party be responsible for any losses, risks, liabilities or obligations whatsoever resulting from any act of the other Party.

3.3	Name and Address of Company

The name of the JV Company shall be “BMW BRILLIANCE Automotive Ltd.” in English and “” in Chinese. The legal address of the JV Company shall be Shanzuizi Road, Dadong District, Shenyang City, Liaoning Province, PRC.

3.3.1	The JV Company shall use the BMW name and logo as long as BMW maintains at least a fifty percent (50%) interest in the registered capital of the JV Company, unless otherwise agreed by BMW. At the expiry or termination of this Contract, the JV Company immediately shall change its name by

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removing therefrom the word “BMW” as well as stop using the BMW name and logo without replacing them with any similar word, expression, or symbol, as provided for in more detail in the Trademark License Agreement.

3.3.2	Should BMW, against its own volition, partly or wholly lose its equity participation in the JV Company or should BMW as a result of any legal, judicial, official or other measure no longer be able to use any of its material rights as provided for under this Contract or should the powers of BMW’s representatives in the Board or BMW’s right to nominate people to be the members of the Management of the JV Company as provided for under this Contract or under the PRC Laws be diluted, the JV Company immediately shall, unless otherwise approved by BMW, change its name as well as stop using the BMW name and logo without replacing them with any similar word, expression, or symbol, as provided for in more detail in the Trademark License Agreement. BRILLIANCE undertakes not to continue or take over the JV Company’s business using the BMW name or logo or any similar word, expression, or symbol.

3.4	Date of Establishment

The date of the establishment of the JV Company shall be the date on which the JV Company is issued its Business License.

3.5	Change of Law

3.5.1	If, after the date of the execution of this Contract, a Change of Law occurs and it will, upon application by the JV Company and the Party concerned and upon approval by the relevant government authorities, result in treatment to the JV Company or to any Party substantially more favorable than the terms of this Contract (without resulting in less favorable treatment to the other Party), then the JV Company and the Party concerned shall promptly apply to receive the benefits of such more favorable treatment and the other Party shall use all reasonable efforts to facilitate such application.

3.5.2	If, after the date of the execution of this Contract, a Change of Law occurs and it directly or indirectly causes material adverse consequences to the JV Company or to any Party’s benefits under this Contract, then upon written notice thereof from the JV Company (acting through its Board) to the Parties or by the affected Party to the other Party, the Parties shall promptly consult with each other and determine whether:

(i)	to continue to implement this Contract in accordance with the original provisions thereof; or

(ii)	to effectuate necessary adjustments in order to preserve each Party’s benefits under this Contract on a basis no less favorable than the benefit it would otherwise receive had such a Change of Law not occurred.

3.5.3	Article 3.5.2 shall not apply to any Change of Law that takes effect after the date of the execution of this Contract if, before that date, such Change of Law has been announced by the relevant PRC authorities as a measure necessary to implement the PRC’s accession to the WTO and the Parties were aware of or could reasonably have been aware of that Change of Law and its consequences.

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3.6	Branches

The JV Company may establish branch offices and subsidiaries anywhere inside and outside of the PRC, subject to compliance with PRC Laws and upon the approval of both the Board of Directors and if required the Examination and Approval Authority. Subject to receipt of all required approvals and licenses the JV Company shall establish a distribution and sales branch in Beijing in which its distribution, sales and marketing activities will be located.

Article 4        Purpose and Scope of Business of JV Company

4.1	Purpose

The purpose of the JV Company is to use efficient and advanced technology and management, production and distribution techniques to manufacture and sell the JV Products, to secure the quality, the value and competitiveness of such products, and to obtain satisfactory economic benefits for the Parties.

4.2	Business Scope

4.2.1	The business scope of the JV Company shall be to produce BMW passenger cars, engines, parts and components, and accessories therefore; to sell the products produced by itself; and to provide after-sales services (including spare parts) in connection with its products.

4.2.2	The JV Company also will conduct all business activities necessary for or ancillary to the activities listed in Article 4.2.1 including, but not limited to, industrial, engineering, commercial, financial, marketing, financial services, and training activities.

At the discretion of the Board of Directors and subject to compliance with PRC Laws and the obtaining of approval from the Examination and Approval Authority, additional products might be manufactured, marketed, sold and serviced by the JV Company.

4.3	Production Scale

The annual production scale of the JV Company is estimated to be 30,000 passenger cars when the JV Company is operating at full scale.

4.4	Initial Business Case / Business Plan / Budget

4.4.1	The Parties have prepared on a best estimate basis an initial business case which reflects their common understanding of the estimated profitability of the JV Company (the “Initial Business Case”). The Initial Business Case sets out the financial plan of the JV Company for the years 2003 – 2010.

4.4.2	The Board of Directors shall annually approve a long-range plan for the JV Company (the “Business Plan”) covering a six-year period starting with the following calendar year. The creation of Business Plans is a rolling process with each Business Plan replacing the Business Plan that was approved for the preceding year. The format of the Business Plans are stated in Annex 1 hereto.

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4.4.3	The Board of Directors shall annually approve a budget for the JV Company for the following calendar year (the “Budget”). The Budget shall set forth the detailed financial planning of the JV Company. The format of the Budget are stated in Annex 1 hereto. The Budget shall be prepared together and in compliance with the Business Plan and shall be in compliance with the cost positions of the Business Plan that are applicable for the same calendar year.

4.4.4	The Board shall approve the Business Plans and the Budgets prepared and submitted by the Management; provided that the Management prepares the Business Plans and Budgets in accordance with the requirements of Articles 4.4 and 4.5 of this Contract and any internal rules and guidelines adopted by the Board.

4.5	Benchmarks / ROS

4.5.1	Based on the Initial Business Case the Parties have agreed to calculate certain percentage figures that shall apply to the following cost positions of the JV Company: (i) cost of production, (ii) cost of wholesale and (iii) cost of retail. The percentage figures indicate the percentages of the respective cost positions of the adjusted turnover of the JV Company as provided in the Business Plan approved in the current year. The single cost items covered by these cost positions are defined in Annex 2.

4.5.2	In order to provide guidance to the Management of the JV Company, the Parties have agreed on certain target percentage figures for each of the cost positions mentioned in Article 4.5.1 (the “Benchmarks”). . The Initial Business Case also provides a percentage for the Return on Sales of the JV Company on an annual basis. The Benchmarks and the percentage for the Return on Sales will be set forth in a separate agreement to be entered into between the Parties.

4.5.3	Unless the Board of Directors has revised the Benchmarks in accordance with Article 7.2.1(b)(viii), the Business Plan and the Budget shall be prepared by the Management in compliance with the Benchmarks and the ROS for the applicable calendar year.

4.5.4	When implementing the Budget during a calendar year, the General Manager is, subject to internal rules and guidelines adopted by the Board of Directors, authorized to deviate from each of the Benchmarks and/or the ROS provided that such deviation shall at all times satisfy both of the following conditions:

(i)	in case of a deviation from a Benchmark, the deviation shall be within fifteen percent (15%) greater or fifteen percent (15%) less of the relevant Benchmark; and

(ii)	in case of a deviation from the ROS, the deviation shall be within five percent (5%) greater or five percent (5%) less of the ROS.

Article 5        Total Investment and Registered Capital

5.1	Total Amount of Investment

The total amount of investment of the JV Company shall be four hundred fifty million Euro (€450,000,000).

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5.2	Registered Capital

The registered capital of the JV Company shall be one hundred fifty million Euro (€150,000,000).

5.3	Contribution to Registered Capital

5.3.1	BRILLIANCE’s contribution to the registered capital of the JV Company shall be seventy-five million Euro (€75,000,000), and shall represent fifty percent (50%) of the total registered capital of the JV Company. BRILLIANCE’s registered capital contribution shall be made in cash in RMB in an amount equivalent to seventy-five million Euro (€75,000,000) converted at the Conversion Rate on the date on which the capital contribution is due pursuant to the terms of Article 5.4 below.

5.3.2	BMW’s contribution to the registered capital of the JV Company shall be seventy-five million Euro (€75,000,000), which shall represent fifty percent (50%) of the total registered capital of the JV Company. BMW’s registered capital contribution shall be made in cash in Euro. The amount shall be translated into RMB at the Conversion Rate for recording purposes.

5.4	Contribution Schedule

5.4.1	Both Parties shall make their contributions to the registered capital of the JV Company within ninety (90) calendar days of the issuance of the Business License of the JV Company.

5.4.2	Notwithstanding the provisions of Article 5.4.1, a Party shall not be obligated to make its contribution if it is clear that the other Party will not be able to make its capital contribution as provided in Article 5.4.1.

5.4.3	In the event that any Party fails to make its capital contribution, in whole or in part, in accordance with the terms of this Article 5, such Party shall pay simple interest to the JV Company on the unpaid amount from the date due until the date the contribution is made at the rate for short-term (6 months) commercial loans offered by the Shenyang branch of Bank of China in Renminbi on the due date plus two percent (2%), if the contribution is to be made in Renminbi, and at the LIBOR for Euro rate, fixed on the due date at 11:00 am (GMT) for commercial short term loans of three months plus two percent (2%), if the contribution is to be made in Euro. If any Party does not make its capital contribution in full within ninety (90) days of the due date, the other Party shall have the right to terminate this Contract, and/or claim damages from the breaching Party.

5.5	Investment Certificates

5.5.1	The JV Company shall retain, at its expense, an accountant, certified and registered in China and acceptable to the Parties, who promptly shall verify the capital contributions by the Parties and issue a capital verification report to the JV Company. Any capital contribution in the form of cash shall be deemed to have been made on the date on which the relevant amount of cash has been deposited into a bank account in the name of the JV Company.

5.5.2	Within thirty (30) days from receipt of the capital verification report, the JV Company shall issue investment certificates to each Party evidencing the contributions by each Party on the basis of such report. The certificates shall

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be signed by the Chairman and the Vice-Chairman of the Board and sealed with the JV Company’s seal. Each investment certificate shall indicate the following: the name of the JV Company; the Establishment Date; the names of the Parties; amount of the capital contribution and the date on which such contribution was made; the certificate’s date of issue. A copy of the investment certificate shall be submitted to the Examination and Approval Authority for the record. The General Manager shall maintain a file of all capital verification reports and copies of all investment certificates that have been issued to the Parties.

5.6	Financing

5.6.1	The balance between the total amount of investment and registered capital of the JV Company, pursuant to approval by the Board and in accordance with the business needs of the JV Company, may be raised by the JV Company through loans from domestic and/or foreign banks or other financial institutions or, if permitted by law, through loans from the Parties or their Affiliates. Such loans provided by the Parties or their Affiliates shall be referred to as “Shareholder Loans”.

5.6.2	The JV Company shall be responsible for obtaining any loans or other financing that may be required by it to finance its operations and capital expenditures. If and to the extent the JV Company is unable to raise funds through loans from domestic and/or foreign banks or other financial institutions at rates that the Board determines to be competitive, each Party shall on a pro rata basis in accordance with its share of the registered capital of the JV Company, itself or through its Affiliates, provide Shareholder Loans to the JV Company which shall not exceed the maximum amount of loans as provided for in the Business Plan applicable for the respective time period. In the event the financing needs of the JV Company as proposed by the Board shall exceed the maximum amount of loans as provided for in the Business Plan applicable for the respective time period, both Parties shall seriously consider whether to provide any additional Shareholder Loans in excess of such maximum amount of loans.

If BRILLIANCE or its Affiliates registered in the PRC are not permitted under PRC Laws to provide Shareholders Loans, then BRILLIANCE shall be obliged to cause its Affiliates registered outside of the PRC to provide Shareholder Loans or guarantees to the JV Company. If BRILLIANCE fails to do so, then BMW shall not have the obligation to provide Shareholder Loans. If BMW or its Affiliates are not permitted under the Dutch laws and regulations to provide Shareholders Loans, then BMW shall be obliged to cause its Affiliates to provide Shareholder Loans or guarantees to the JV Company. If BMW fails to do so, then BRILLIANCE shall not have the obligation to provide Shareholder Loans.

5.6.3	If agreed between the Parties, the Parties may at their discretion provide for other forms of financial assistance to the JV Company. Unless otherwise agreed to by the Parties, any method of financial assistance by either of the Parties as provided for under this Article 5.6.3 shall be made only to the extent that the other Party provides an equal amount of financial assistance on a pro rata basis in accordance with its shareholding in the JV Company. If a Party has provided the JV Company with other forms of financial assistance under this Article, the Party’s obligation to provide for Shareholder Loans as provided for under Article 5.6.2 shall be reduced accordingly.

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5.7	Increase of Registered Capital

5.7.1	Any increase in the registered capital of the JV Company shall be approved by a unanimous vote of all of the Directors of the Board and, if required by PRC Laws, submitted to the Examination and Approval Authority for approval. Upon receipt of such approval, the JV Company shall register the increase in the registered capital with the Business Registration Authority pursuant to PRC Laws.

5.7.2	Unless otherwise agreed to by the Parties and approved by the Board, the Parties shall make any increase in the registered capital in the same proportions as their originally-subscribed contributions to the registered capital. The Parties may agree, in writing, to adjust their registered capital proportions, subject to PRC Laws and any required approval of the Examination and Approval Authority.

5.7.3	If further registered capital is required for the business of the JV Company the Parties will give serious consideration to any information and proposals provided in this regard.

Article 6         Transfer of Interest in the Registered Capital of the JV Company

6.1	Except as otherwise provided in this Contract, neither Party shall, without the prior written consent of the other Party assign, pledge or otherwise encumber any of its interest in the registered capital of the JV Company.

6.2	Notwithstanding Article 6.1 above, either Party (the “Assigning Party”) shall be entitled to transfer or assign all of its interest in the registered capital of the JV Company to one of its wholly-owned Affiliates, provided that the following occur (and that such provisions shall apply to any further transfer from an Affiliate to another Affiliate):

6.2.1	the Assigning Party shall give to the other Party (the “Non-assigning Party”) not less than one month’s prior written notice of its intention to effect such transfer;

6.2.2	the transferee or assignee (collectively, the “Assignee”) shall execute with the “Non-assigning Party”, a revised version of this Contract and of the Articles of Association, which documents shall, unless otherwise agreed between the Non-assigning Party and the Assignee, be the same as the versions prior to the transfer or assignment, except that the Assignee shall be substituted for the Assigning Party as a Party to those documents;

6.2.3	the Assigning Party, by its execution of this Contract, unconditionally and irrevocably guarantees as a separate liability to the Non-Assigning Party that the Assignee will perform all of its obligations under this Contract;

6.2.4	the Assigning Party shall procure that a legally binding contract is executed with the Assignee that, at the option of the Assigning Party, permits the re-transfer to the Assigning Party of all such shares and/or, as the case may be, any such loan capital, debentures or other securities previously so transferred, and that the Assigning Party shall exercise that option prior to any such permitted Assignee ceasing to be a wholly-owned Affiliate of the Assigning Party;

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6.2.5	all its interest shall be transferred, as a whole, by the Assigning Party to the Affiliate in order to avoid further partitioning of the equity interest;

6.2.6	the Affiliate is a duly incorporated, validly existing entity that is acceptable to the Non-Assigning Party.

6.3	Notwithstanding Article 6.1 above, BMW shall be entitled to transfer or assign all or some of its interest in the registered capital of the JV Company to a PRC holding company to be established as an Affiliate of BMW Group under PRC Laws and subject to all necessary licenses and approvals, provided that all conditions provided for under Article 6.2.1, 6.2.2, 6.2.3, 6.2.4 and 6.2.6 above are met.

6.4	Each Party hereby agrees that it shall consent and shall cause the Director(s) appointed by it to consent to any proposed assignment of registered capital by any Party pursuant to Article 6.2 or Article 6.3.

6.5	In addition to the conditions set out in Article 6.1 above, any transfer, pledge or encumbrance of interest in the registered capital of the JV Company shall be subject to the unanimous approval of the Board of Directors, which approval shall not be unreasonably withheld or delayed.

6.6	All equity transfers shall be submitted to the Examination and Approval Authority for approval. Upon receipt of the approval, the JV Company shall register the change in equity with the Business Registration Authority.

6.7	Each Party or its Affiliates shall remain the legal owner of all of its or its Affiliates’ Shareholder Loans to the JV Company, and the legal owner of all debentures and other securities issued or provided by the JV Company to such a Party. Neither Party shall be entitled to dispose of, transfer or assign to any third party its Shareholder Loans which it has provided to the JV Company, or the debentures or other securities which the JV Company has issued or provided to the Party, except in conjunction with a transfer of the Party’s interest in the registered capital of the JV Company, as permitted by this Contract, or except with the prior written consent of the super majority of the Board of Directors.

Article 7        Board of Directors

7.1	Formation of the Board

7.1.1	The date of establishment of the Board of Directors shall be deemed to be the Establishment Date.

7.1.2	The Board of Directors initially shall be composed of thirteen (13) Directors of which six (6) shall be appointed by BRILLIANCE, six (6) shall be appointed by BMW, and one (1) Director shall be an independent Director first nominated by BMW and then mutually appointed by the Parties. The Parties agree that three (3) years after the Establishment Date the Board shall be reduced to a total of seven (7) Directors, of which three (3) Directors shall be appointed by BRILLIANCE, three (3) shall be appointed by BMW, and one (1) Director shall be an independent Director first nominated by BMW and then mutually appointed by the Parties. The independent Director shall be independent of BMW to the extent that the Director is not employed by BMW. If the ratio of the Parties’ contributions to the registered capital changes, the proportionate number of Directors shall change accordingly in accordance with applicable legal procedures.

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7.1.3	The Chairman of the Board shall be appointed by BRILLIANCE and the Vice-Chairman by BMW. The Directors, Chairman and Vice-Chairman each shall have a term of office of three (3) years, and each shall be eligible for consecutive terms of office upon reappointment by the original appointing Party.

7.1.4	Any vacancy created in the Board of Directors shall be immediately filled by the Party who originally appointed the absent Director. Any Party at any time may remove any Director appointed by such Party and appoint in lieu thereof any other person to serve the remainder of the removed Director’s term. Each Party shall notify the other Party, in writing, each time it appoints or replaces a Director. Except as provided in Article 7.1.2, neither Party shall be entitled to nominate any Director to the Board who is not in a relationship of employment with it or with its Affiliates.

7.1.5	The Chairman shall be the legal representative of the JV Company but the Chairman may not unilaterally take any action binding the JV Company without authorization of the Board. The Chairman shall exercise the functions in accordance with the provisions set forth in the Contract, the Articles of Association and the resolutions of the Board. Whenever the Chairman of the Board cannot exercise his/her functions for any reason, he/she shall authorize the Vice Chairman of the Board or, in the event the Vice-Chairman is not available, another Director, to represent the Chairman until the Chairman resumes his/her right or functions, or until a successor is appointed.

7.1.6	Each Party shall cause the Directors appointed by it to act at all times lawfully and in good faith with respect to all matters relating to the business of the JV Company and this Contract and to any other contracts and agreements concluded pursuant to this Contract. A Party immediately shall discharge a Director it has appointed to Board, upon discovery by that Party that such Director has: violated this Contract, the Articles of Association or Articles 57 or 58 of the PRC Company Law or any other relevant PRC Laws; acted in bad faith or with gross negligence to the detriment of the JV Company; committed a crime; participated in corruption; or committed any other act that would be sufficient for removal of a director under PRC Laws.

7.1.7	The JV Company shall indemnify each Director against all claims and liabilities incurred by reason of him/her being a director of the JV Company, provided that the Director’s acts or omissions giving rise to such claims or liabilities do not constitute intentional misconduct or gross negligence or a violation of criminal laws.

7.2	Powers of Board

7.2.1	The Board of Directors shall be the highest authority of the JV Company and shall have the power to make decisions on all major and important matters of the JV Company, including, without limitation, the matters as follows:

(a)	unanimity decisions

(i)	amendment of the Articles of Association;

(ii)	increase, decrease, transfer, assignment or pledge of the JV Company’s registered capital and the adjustment of the

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proportions of each Party’s contribution to the registered capital;

(iii)	merger of the JV Company with any other economic organization, or split or division of the JV Company;

(iv)	suspension of the JV Company’s operation, and/or termination, dissolution or liquidation of the JV Company;

(v)	distribution and payment of the JV Company’s profits;

(b)	super-majority decisions

(vi)	approval of the Business Plan and the Budget of the JV Company (hereinafter together referred to as the “Planning Documents”) as provided for in Articles 4.4 and 4.5, such approval to include the sales volume and the sales price (price to dealer) of the JV Products as part of the Planning Documents;

(vii)	approval of retail prices (price to customer) or recommended retail prices of the JV Products as provided in Article 15.1;

(viii)	revisions of the Benchmarks as provided for in Articles 4.5.3;

(ix)	establishment of or investment in any company by the JV Company; sale, transfer, assignment or disposal by the JV Company of any equity interest in another company; establishment of a branch by the JV Company in the PRC or outside of the PRC;

(x)	purchase, sale, transfer, assignment, or disposal by the JV Company of any of its fixed assets or real property with a value exceeding two hundred fifty thousand Euro (€250,000), or the Renminbi equivalent thereof unless such activity was separately approved in the Planning Documents;

(xi)	without limitation on the authority of the General Manager under Article 4.5.4, any connected transaction between the JV Company and one Party (or any Affiliate of one Party), in which the amount of that connected transaction or the aggregate amount of that similar type of connected transaction (e.g. procurement of kits, procurement of technical services, procurement of IT-services etc.) within one calendar year exceeds one million Euro (€1,000,000) unless such transaction was separately approved in the Planning Documents; for connected transactions which are undertaken by the General Manager pursuant to Article 4.5.4, the JV Company shall not agree on any terms and conditions less favorable to it than those for connected transactions of a similar type that were approved as part of the Planning Documents (e.g. purchase of kits from BMW AG) governed by the Trademark License Agreement, Technology License Agreement, or the Other Contracts as applicable.

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(xii)	without limitation on the authority of the General Manager under Article 4.5.4, the approval of any credit lines, structured financing, or issuance of public and private debentures by the JV Company in an aggregate amount exceeding three million Euro (€3,000,000), unless such transaction was separately approved in the Planning Documents;

(xiii)	approval of any guarantee to be made by the JV Company or of any mortgage, pledge, or creation of any security interest in any material assets of the JV Company, that is both outside of the JV Company’s ordinary course of business and not included in the Planning Documents;

(xiv)	approval of the accounting policy or any change thereof;

(xv)	the final accounts and audited financial statements;

(xvi)	the compensation of the General Manager and other Senior Corporate Officers;

(xvii)	the selection of the JV Company’s principal financial services provider – if any – for the granting of loans and/or credits to end customers of the JV Products;

(xviii)	any other matters requiring super-majority approval by the Board of Directors as expressly provided for in this Contract, the Articles of Association, or as determined by the Parties from time to time.

(c)	simple majority decision

(xix)	without prejudice to the provisions of Articles 9.1.1 and 9.2.4, approval of any major change in management organization;

(xx)	approval of any fundamental management rules and guidelines of the JV Company;

(xxi)	approval of labor and personnel policies;

(xxii)	employment of an independent auditor;

(xxiii)	annual insurance plan of the JV Company;

(xxiv)	exercise of the JV Company’s options to require JinBei to buy back the Assets under the Equipment Purchase Agreement and the Building Purchase Agreement;

(xxv)	any other matters requiring simple majority approval, by the Board as expressly provided for in this Contract, the Articles of Association, or as determined by the Board from time to time.

7.2.2	Resolutions involving items in Article 7.2.1 shall be adopted by the following numbers of votes of all Directors present in person, by telephone or by proxy at duly convened Board meeting:

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(a)	unanimous affirmative vote: items listed under Article 7.2.1 (a)

(b)	super-majority vote (i.e., at least three-fourths (3/4) of the Directors): items listed under Article 7.2.1 (b)

(c)	simple majority vote: items listed under Article 7.2.1 (c)

7.2.3	Unless otherwise specified in this Contract, all other matters to be decided by the Board of Directors shall be resolved by a simple majority vote of the Directors present in person, by telephone or by proxy at a duly convened meeting of the Board.

7.3	Meetings

7.3.1	The first Board meeting shall be held within fifteen (15) days from the Establishment Date.

7.3.2	The Board shall meet at least once a year. Board meetings shall be held at the legal address of the JV Company, unless otherwise determined by the Board of Directors.

7.3.3	Two-thirds of all of the Directors present in person or by proxy shall constitute a quorum for any Board meeting.

7.3.4	If, at any properly convened meeting, no quorum is present, then the Board shall reconvene at the same time and place within ten (10) days following that convened meeting, as agreed between the Chairman and the Vice-Chairman or, if no agreement is reached, fourteen (14) days after that convened meeting. At such reconvened meeting, any Director absent from such reconvened meeting without having appointed a proxy shall be deemed to have abstained from voting and further shall be deemed present for purposes of quorum and for calculating the number of Directors attending the meeting. At such reconvened meeting only the affirmative vote of each and every Director of the Board present in person or by proxy shall be taken into account for calculating the majority required by Article 7.2.2.

7.3.5	The Chairman shall preside over the Board meeting. The Chairman and the Vice-Chairman together shall set the agenda of Board meetings and shall be responsible for convening such meetings and for the keeping of the minutes of the meetings. Each Director and the General Manager may request to add to the agenda any items relating to the operation and activities of the JV Company that such Director or the General Manager deems necessary to be discussed at such meeting and shall notify the Chairman and the Vice-Chairman of such request in writing at least fourteen (14) days prior to the date of the meeting. In order to facilitate the smooth conduct of the Board’s business, the Chairman together with the Vice Chairman may appoint a secretary for the purpose of any Board meeting.

7.3.6	The Chairman together with the Vice-Chairman shall call an interim meeting of the Board under a request thereof from no fewer than one-third of the Directors specifying the matters to be discussed, and shall notify all Directors in writing about the agenda and the subject(s) of the meeting.

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7.3.7	Except in urgent cases, in which a matter must be decided within a shorter period in the interest of the JV Company the Chairman in coordination with the Vice-Chairman shall send written notice in both English and Chinese to all Directors at least fourteen (14) days prior to any regular, or ten (10) days prior to any interim meeting to be held, stating the agenda, time and place of the meeting. Such notice may, however, be waived by the unanimous consent of all Directors prior, after or at the meeting in person, by telephone or by proxy. Such notice periods shall not apply for any reconvened meeting as stated in Article 7.3.4 above.

7.3.8	Each Party has the obligation to ensure that the Directors it appoints are present at the Board meeting in person or by proxy. Should a Director be unable to attend a Board meeting for any reason, she/he must appoint a proxy, in writing, by mail, facsimile or hand-delivery, to be present and to vote at the meeting on his/her behalf. A proxy may represent one or more Directors and shall have the same rights and powers as the Director who appointed him/her.

7.3.9	Board resolutions, if so agreed by all Directors, also may be passed through a written circular vote via mail or facsimile exchange. Such written resolutions shall be filed with the minutes of the Board and shall have the same force and effect as a vote taken by the Directors physically present at a meeting.

7.3.10	Board meetings may be held by telephone or other electronic audio or video means such that everyone can hear each other at all times and participation by a Director or his/her proxy in a meeting by such means shall constitute presence of such Director or his proxy in person at a meeting.

7.3.11	Directors shall serve as Directors without remuneration, unless otherwise approved by the Board. All reasonable costs, including round-trip airplane tickets and reasonable accommodation incurred by any Director or his/her proxy for attending a Board meeting and for performance of duties assigned by the Board, shall be borne by the JV Company. Remuneration and other expenses of each Director unrelated to the JV Company’s business shall not be borne by the JV Company. If a Director also assumes a position as a manager or staff employee in the JV Company, he/she shall be compensated by the JV Company according to that position.

7.3.12	The General Manager is entitled to attend the meetings of the Board of Directors, even if he or she is not a Director. The General Manager, however, does not have the right to vote at the Board of Directors’ meetings unless she/he also is a Director.

7.4	Minutes

Unless a secretary is appointed, the minutes of meeting shall be prepared by the Chairman together with the Vice-Chairman. This duty shall include taking minutes of the meeting, and delivering the minutes and other documents relating to the meeting to the Directors. Minutes of Board meetings shall be signed by the Chairman and Vice-Chairman, unless otherwise required under applicable PRC Laws. Copies of the minutes of Board meetings shall be sent to each Party, shall be kept in English and Chinese, and shall be placed on file at the JV Company’s head office.

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7.5	Urgency

If, in the reasonable opinion of the General Manager, a decision which would fall under the responsibility of the Board must be taken urgently in order to save the JV Company or the JV Company’s interest from loss or damages before a Board Meeting can be convened or a written resolution by the Board can be obtained, the General Manager, upon securing at least the prior consent of one Director appointed by BRILLIANCE and one Director appointed by BMW, may make the respective decision and submit the decision to the next meeting in which the retroactive authorization of the Board shall be sought. However, the General Manager immediately shall inform the Chairman and the Vice-Chairman, in writing, about the situation of urgency and the decision which is taken.

Article  8           Deadlock

8.1	If for whatever reason the Board is unable to arrive at a decision on any matter, where the lack of the decision would materially and adversely affect the business operation of the JV Company and would cause serious harm to either of the Parties’ material interests under this Contract, then, within thirty (30) days after the matter is first raised at a meeting of the Board, either Party shall be entitled to serve a notice (a “Conciliation Notice”) on the other Party requiring the Parties to attempt to promptly resolve the matter.

8.2	The Party who issues a Conciliation Notice shall describe in the Conciliation Notice the matter to be discussed, its position in respect of that matter, and its evidence and arguments in support of its position. The other Party shall within thirty (30) days of the service on it of a Conciliation Notice give a written response to the Party who issued the Conciliation Notice of its position and evidence and arguments in support thereof.

8.3	Upon receipt of the written response representatives of each of the Parties shall meet with each other in person and discuss their respective positions in respect of the matter described in the Conciliation Notice. Within thirty (30) days from the receipt of the written response a meeting of the Board shall be scheduled in which the Board shall finally decide on the matter described in the Conciliation Notice. If, for whatever reason, the Board in its meeting is unable to arrive at a decision on this matter to the mutual satisfaction of each of the Parties, an event of deadlock shall be deemed to exist and either Party shall be entitled to terminate this Contract under Article 23.1.1(xiii). Each Party may refer the matter constituting the deadlock, or the termination by a Party based on the deadlock, to arbitration in accordance with the provisions of Article 29.

Article  9           Management Organization

9.1	The Board of Directors shall establish a management organization (hereinafter referred to as “Management”), which shall be responsible for and in charge of the day-to-day operation and management of the JV Company. The Management shall be made up of one General Manager, one or more Deputy General Manager(s) and other senior corporate officers as determined by the Board of Directors from time to time (collectively, the “Senior Corporate Officers”). For the avoidance of doubt, Senior Corporate Officers do not include department managers.

9.1.1	The General Manager, the Deputy General Manager Sales and the Deputy General Manager Manufacturing shall be nominated by BMW and appointed by the Board. The Deputy General Manager Finance with the function of chief

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financial officer shall be nominated by BRILLIANCE and appointed by the Board. The Deputy General Manager Human Resources shall be nominated by both BMW and BRILLIANCE and appointed by the Board. Other Senior Corporate Officers, if any, shall be appointed by the Board of Directors. The remuneration and benefits of the Senior Corporate Officers shall be approved by the Board. The Senior Corporate Officers shall be individuals with excellent professional qualifications or substantial experience in their respective fields and shall have very good oral and working capability in the English language.

9.1.2	The term of office for the Senior Corporate Officers shall be three (3) years, which term may be renewed.

9.1.3	If any of the Senior Corporate Officers shall resign, retire, become incapacitated, or be removed from office by the Board of Directors, the Board shall appoint a replacement based on the proposal of the initially-nominating Party as determined in Article 9.1.1 above.

9.1.4	The Board of Directors may remove any Senior Corporate Officer at any time, subject to any employment or service contract between the JV Company and that Senior Corporate Officer.

9.2	Responsibilities and Powers of Senior Corporate Officers

9.2.1	The Board of Directors shall have the power to determine, qualify and change in any way the power, responsibility and authority of the Senior Corporate Officers. The Senior Corporate Officers shall implement the decisions of the Board of Directors without any condition.

9.2.2	Subject to any qualifications and limitations as may be set by the Board from time to time, the General Manager shall be responsible for the daily management and operation of the JV Company. Within the scope expressly authorized by the Board, the General Manager shall have the authority to represent the JV Company in external matters, execute contracts or agreements, and to bind the JV Company in all matters other than those for which prior approval by the Board is required pursuant to this Contract, the Articles of Association or any resolutions of the Board.

9.2.3	The Deputy General Managers shall, under the leadership of the General Manager, assist the General Manager in the daily management and operation of the JV Company. All Deputy General Managers must report to the General Manager on all important accounts and the daily operations of the JV Company as requested by the General Manager. The General Manager, however, shall consult with the respective Deputy General Manager in charge of the matter before making a key management decision.

9.2.4	The Deputy General Manager Finance shall be responsible for the financial matters of the JV Company, such matters shall include the treasury, accounting, and financial controlling operations of the JV Company. This responsibility may not be altered pursuant to a decision of the Board to change the management organization as provided under Article 7.2.1(c)(xix). The Deputy General Manager Finance and the General Manager shall jointly report to the Board on the financial matters of the JV Company on a quarterly basis. If, after thorough discussions between the Deputy General Manager Finance and the General Manager, there remains disagreement on the contents of the financial matters, each of them shall be entitled to separately present their case to the Board.

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9.2.5	The JV Company may establish various departments as proposed by the General Manager and approved by the Board. The General Manager may from time to time propose the creation or cancellation of any departments within the organizational structure of the JV Company to the Board of Directors. Any change of the organizational structure of the JV Company, however, shall be implemented only after review and approval of the Board of Directors.

9.2.6	The General Manager shall, in consultation with the Deputy General Managers and in particular with the Deputy General Manager Finance, prepare for Board approval the Business Plan and Budget for each year as provided for in Articles 4.4 and 4.5. Unless the Board decides otherwise, the General Manager shall submit each year’s Business Plan and Budget to the Board for timely approval prior to the commencement of the fiscal year.

9.2.7	In addition to any other matters as specified herein, the General Manager shall bi-annually report to the Board of Directors, or more frequently as the Board may decide or as the General Manager deems appropriate, such matters as follows and as the Board may decide from time to time:

(i)	performance of the JV Company’s business operations;

(ii)	financial conditions and results of the JV Company (unless contained in the joint reports of the Deputy General Manager Finance);

(iii)	major dealings and transactions with any domestic and foreign companies or other economic organizations;

(iv)	existing problems which are material in nature and measures proposed or carried out for the solution thereof;

(v)	other important matters materially affecting the business and/or financial status of the JV Company; and

(vi)	the budget and final accounts of the JV Company (yearly).

9.2.8	The JV Company shall indemnify the Senior Corporate Officers against all claims and liabilities incurred by reason of them undertaking their duties to the JV Company, provided that the acts or omissions of these officers giving rise to such claims or liabilities do not constitute intentional misconduct or gross negligence or a violation of criminal laws.

9.3	Non-competition

9.3.1	No Senior Corporate Officer shall in any way serve for, or act for the benefit or interest of, any other person, company, unit, entity or organization or participate in any activity conducted by such person, company, entity, unit or organization which may, directly or indirectly, conflict or compete with the interest or business of the JV Company.

9.3.2	All other management personnel of the JV Company shall be forbidden from concurrently serving for or working at any other company, unit, entity or organization whatsoever, unless such service or work is authorized by the General Manager and approved or ratified by the Board. Any personnel in violation of this prohibition shall be subject to immediate dismissal by the

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General Manager after consultation with the Deputy General Manager Finance, unless the Board shall decide otherwise.

9.4	Dismissal

Any Senior Corporate Officer who misuses or abuses his/her position for personal ends, engages in graft or bribery in connection with the JV Company’s business, acts in violation of any Board decisions or PRC Laws, acts in any way in competition with the JV Company, is seriously negligent in his/her duties, or fails to perform any assigned tasks without due cause shall be dismissed by the Board of Directors without any compensation. Upon such dismissal, the Board shall immediately appoint a replacement. Any other management personnel who engage in such improper activities shall be immediately dismissed by the General Manager after consultation with the Senior Corporate Officer in charge of labor matters.

9.5	Signatures

9.5.1	In accordance with any further guidelines established by the Board of Directors, the signatures of the General Manager and of the Deputy General Manager Finance shall be required for all of the JV Company’s expense reports and major financial transactions, including the opening and closing of bank accounts, the undertaking of wire transfers, and the issuance of checks for payment. However, the General Manager and/or the Deputy General Manager Finance may, by signing a letter of authorization, authorize any Deputy General Manager or other officer of the JV Company to sign on his/her behalf.

9.5.2	Notwithstanding the above the signature policy, the JV Company shall require each document of a binding nature to carry at least two authorized signatures. Unless otherwise decided by the Board, the person in charge of the respective matter or his/her superior (if signature authority is granted) shall appear as co-signatory to the General Manager or to the General Manager’s delegate.

9.6	Working Language

9.6.1	Subject to the laws of the PRC, the working language (oral and written) of the Senior Corporate Officers and the department managers of the JV Company shall be English. Within the sales organization of the JV Company, the employees at the level below the department managers must be able to use English as working language. The General Manager, at any time, can grant exceptions to this policy.

9.6.2	All the important documents of the JV Company shall be made available in English and this requirement shall be stated in the employment contracts between the JV Company and the Senior Corporate Officers and the department managers. However, in no event, shall important documents of the JV Company be deemed invalid solely because they are not in English.

Article  10            Assistance by the Parties

10.1	Assistance by BRILLIANCE

As reasonably required in writing by the JV Company, BRILLIANCE shall during the Joint Venture Term do the following:

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10.1.1	assist the JV Company to apply for loans from local financial institutions, where necessary;

10.1.2	assist the JV Company in the localization of the JV Products;

10.1.3	assist the JV Company to procure administrative, fiscal and other services in relation to the JV Company’s activities;

10.1.4	assist the JV Company to obtain all necessary approvals, registrations, permits and licenses from the relevant PRC authorities for the establishment and operation of the business of the JV Company;

10.1.5	assist the JV Company to apply for the most preferential tax and customs duties reductions and exemptions and other investment incentives available under PRC Laws applicable to the JV Company;

10.1.6	assist the JV Company to liaise with the relevant authorities to effectively procure the Site, water supply, power supply, transportation, telecommunications, and such other utilities as required for the JV Company’s operations; assist the JV Company to enter into the Land Use Right Lease Contract with the relevant government authority at the terms and conditions acceptable to both Parties;

10.1.7	assist the JV Company to arrange for the transportation of imported equipment between ports in the PRC and the Site at reasonable cost;

10.1.8	assist the expatriate employees of the JV Company to obtain all necessary entry visas and work permits and help them to arrange for lodging, medical care and travel formalities in China;

10.1.9	assist the JV Company to open Renminbi and foreign exchange bank accounts;

10.1.10	assist the JV Company to carry out all import and customs declaration formalities for the equipment and office appliances imported by the JV Company;

10.1.11	assist the JV Company to recruit qualified Chinese personnel in accordance with the JV Company’s needs and criteria;

10.1.12	assist the JV Company to apply for any approvals necessary for the JV Company to obtain foreign exchange, and to remit to BMW or its Affiliates dividends, royalties and other amounts owed by the JV Company to BMW or its Affiliates; and

10.1.13	handle other matters set forth in this Contract and as the JV Company might entrust to BRILLIANCE from time to time.

10.2	Assistance by BMW:

As reasonably required, BMW shall during the Joint Venture Term do the following:

10.2.1	assist the JV Company to select and purchase inside and outside of the PRC, at competitive prices, materials, machinery and equipment needed by the JV Company and to ship such items to designated Chinese ports;

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10.2.2	assist the JV Company to train its PRC staff and workers;

10.2.3	dispatch qualified and experienced expatriate employees to the JV Company, as needed, and assist in the recruitment of other managerial, technical and operational personnel of the JV Company;

10.2.4	assist the JV Company in research and development of LC Parts and components; ensure the availability of the JV Products for the JV Company, in line with BMW AG mainstream products;

10.2.5	assist the JV Company to export JV Products; provided the JV Products manufactured by the JV Company meet BMW Quality Standards as defined in Article 13.1 and if it is economically viable for both BMW AG and the JV Company to export the JV Products;

10.2.6	assist the JV Company to localize parts and components, if necessary and commercially viable;

10.2.7	assist the JV Company to apply for loans from local financial institutions, where necessary; and

10.2.8	handle other matters as set forth in this Contract and as the JV Company might entrust to BMW AG from time to time.

10.3	Any assistance to be rendered by a Party under Articles 10.1 and 10.2 above shall be to a reasonable extent only and shall neither release the JV Company from its own responsibilities nor the other Party from its general responsibility to assist the JV Company if this is reasonably required. If a Party will incur substantial costs in providing any assistance to the JV Company under Articles 10.1 or 10.2, the Party shall be required to do so only if the JV Company by a decision of its Board of Directors has agreed to reimburse the Party for such costs.

Article  11            Existing Equipment, Existing Building and Production Site

11.1	BRILLIANCE shall cause JinBei to transfer possession of the Assets to the JV Company within ten (10) days from the date that each shall make its respective contribution to the registered capital of the JV Company in accordance with Article 5.4. BRILLIANCE shall cause JinBei to take all actions necessary to carry out registration and all other procedures that may be required by applicable PRC Laws or the relevant PRC government authorities in respect of the transfer of the ownership of the Existing Buildings to the JV Company pursuant to the Building Purchase Agreement and in respect of the transfer of ownership of the Existing Equipment to the JV Company pursuant to the Equipment Purchase Agreement.

11.2	The JV Company shall enter into the Land Use Rights Lease Contract with the relevant government authority in Shenyang for the lease of the land use lease rights for the Site. The term of the land use rights for the Site acquired by the JV Company under the Land Use Rights Lease Contract shall be at least fifteen (15) years commencing on the date on which the relevant government authority issues the State-owned Land Use Certificate for the Site in the name of the JV Company.

11.3	BRILLIANCE shall ensure that JinBei be responsible for the payment of all outgoings, taxes and fees in connection with the Site and the Existing Buildings incurred prior to the date of the transfer of the Assets to the JV Company. Except for the following tax

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and fee which will be paid by the JV Company, BRILLIANCE further shall ensure that JinBei be responsible for the payment of any other outgoings, taxes and fees which may be imposed by the relevant government authorities in connection with the transfer of the ownership of the Existing Buildings from JinBei to the JV Company:

	(i)	a deed tax and stamp duty imposed on the JV Company; and

	(ii)	a registration handling charge and other miscellaneous fees.

11.4	BRILLIANCE’s Representations and Warranties

11.4.1	BRILLIANCE hereby represents and warrants to BMW with respect to the Site and Existing Buildings that prior to the date on which the transfer of the Site and the Existing Buildings to the JV Company becomes effective:

	(i)	JinBei has obtained a land use certificate for the Site;

	(ii)	JinBei is the sole owner of the Existing Buildings on the Site and has obtained a Building Ownership Certificate for the Existing Buildings;

	(iii)	JinBei is entitled under PRC Laws to sell to the JV Company the ownership of the Existing Buildings to the JV Company;

	(iv)	the Site and the Existing Buildings may be used by the JV Company during the entire Joint Venture Term for the full scope of business as specified in Article 4.2;

	(v)	the present design, construction and operation of the Existing Buildings on the Site are in full compliance with PRC Laws and the requirements of the relevant government authorities including but not limited to land administration, environmental, construction, work safety and fire prevention rules and standards;

	(vi)	JinBei has obtained all permits and other authorizations which are required for the Site or the Existing Buildings thereon under the Law of the People’s Republic of China on Environmental Protection and other PRC Laws relating to pollution or protection of the environment;

	(vii)	the Site and Existing Buildings thereon are in full compliance with all material terms and conditions of the permits and authorizations referred to in item (vi) above;

	(viii)	JinBei’s use of and operation of its business at the Site and the Existing Buildings thereon have not caused any actual or potential environmental pollution that could have a substantial adverse effect on the normal operation of the JV Company.

	(ix)	the Existing Buildings are free of any material defects. None of the land use rights over the Site or ownership rights of the Existing Buildings is subject to (i) any contract of sale, transfer or leasing, (ii) restriction on sale, lease, or transfer, or (iii) any mortgage, lien, charge or any encumbrances of any kind;

	(x)	there exists no claim by any government or administrative department, military unit, organization, company, or any other entity in any form, or any individual, that such party has the right to use, occupy, control the

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Site or the Existing Buildings or any part thereof or that otherwise may subject the JV Company’s right to use the Site or the Existing Buildings thereon to any conditions except for those specified herein;

(xi)	it is unaware of any current or anticipated civil, criminal or administrative action or proceeding with respect to the Site or the Existing Buildings; and

(xii)	the Site, the Existing Buildings and the installations therein leased or sold to the JV Company will permit an annual production capacity of 30,000 vehicles as provided for in the Building Purchase Agreement and the Equipment Purchase Agreement. If the JV Company require further production capacity, the production of JV Products by the JV Company at the Site shall have priority over the production of any other products by Brilliance or any other parties, provided that reasonable adjustments to the relevant terms of the Plant Lease Agreement have been made.

11.5	BRILLIANCE hereby represents and warrants to BMW with respect to the Existing Equipment that:

	(i)	JinBei has good and marketable title to the Existing Equipment;

	(ii)	JinBei is entitled under applicable PRC Laws to transfer the Existing Equipment to the JV Company and none of the Existing Equipment is subject to (i) any contract of sale, (ii) restriction of transfer, or (iii) any mortgage, pledge, lien, charge or any encumbrances of any kind of character; and

	(iii)	on the date that the Assets are transferred by JinBei to the JV Company, the Existing Equipment are in good condition, fit for its intended purpose and in a state of good repair and maintenance, reasonable wear and tear excepted.

11.6	If any of the representations and warranties of BRILLIANCE made in Article 11.4 or Article 11.5 are at any time found to be untrue, misleading or incorrect, BRILLIANCE shall take all actions necessary to cure such default at its costs and expenses as soon as practical and shall indemnify the JV Company for all losses, damages and claims, including without limitation any related interest, penalties and reasonable attorney’s fees, in connection with such default. If BRILLIANCE fails to cure such default within thirty (30) days after becoming aware of the default or fails to indemnify the JV Company as provided in the preceding sentence, BRILLIANCE and BMW shall promptly consult with each other in good faith and use their best endeavors to find a solution acceptable to both Parties. This duty however shall not oblige BMW to accept any financial disadvantages. If the Parties fail to agree upon such a solution within thirty (30) days from the commencement of the aforementioned consultation, BMW may terminate this Contract by providing written notice to BRILLIANCE without liability on its part and without prejudice to any other rights it may have under applicable PRC Laws.

11.7	The Parties agree that the JV Company, pursuant to the terms of the Plant Lease Agreement I, will lease a part of the Site and certain portions of the Existing Buildings to JinBei.

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Article  12            Technology Transfer

12.1	The Parties agree that simultaneously with the execution of this Contract, BMW and Brilliance on behalf of the JV Company, and BMW AG shall sign a Technology License Agreement under which BMW AG will license the JV Company the right to use certain technology, management and operational know-how, which may be required by the JV Company for the production, sales and marketing, and service of the JV Products. The JV Company shall pay BMW AG certain licensing fees and royalties as provided in the Technology License Agreement. The term of the Technology License Agreement is fifteen (15) years. At the first meeting of the Board, the Board shall ratify the Technology License Agreement.

12.2	Pursuant to the terms of the Technology License Agreement, BMW AG shall make available to the JV Company a complete, correct, current version of the Technical Documentation as defined in the Technology License Agreement for each of the JV Products which the JV Company may produce in the PRC. BMW AG shall provide the JV Company with technical assistance for the start up of the production of the JV Products, procurement of necessary tooling and equipment and training of the JV Company’s Chinese employees. The purpose of the technical assistance and training is to assist the JV Company to produce qualified JV Products.

12.3	Except as otherwise provided in the Technology License Agreement, the JV Company and the JV Company’s authorized third party suppliers shall manufacture the JV Products in strict conformity with the Technical Documentation and the BMW Quality Standards, both as defined in the Technology License Agreement. If and only if the JV Company has applied to BMW AG for approval and has obtained BMW AG’s prior written authorization, the JV Company and the JV Company’s authorized third party suppliers may effect changes, modifications, improvements or substitutions of the JV Products to meet special requirements of the JV Company or special conditions in the market of the PRC.

12.4	The Parties agree that the technology and know-how licensed by BMW AG to the JV Company under the Technology License Agreement is provided only for the use of the JV Company and its local parts and components suppliers as authorized by BMW AG. Subject to the foregoing, BRILLIANCE hereby undertakes to BMW that BRILLIANCE shall not use, and shall ensure that its Affiliates shall not use, such technology and know-how in any way at any time during the Joint Venture Term and after the expiration or early termination of this Contract, unless otherwise agreed by BMW AG in writing.

12.5	As part of the technology transfer and quality management, BMW AG shall make available to the JV Company the relevant BMW IT systems and software covering production, logistics, finance, sales, warranty and parts processes. The JV Company shall install and apply such BMW systems and software at its own cost. The IT system will be customized by BMW AG for the JV Company’s needs and local requirements. The terms and conditions for the implementation and the use of the IT systems will be provided for in the software license agreement to be entered into by BMW AG and the JV Company.

Article  13            Quality Standards

13.1	The Parties recognize that the technology under which the JV Products are manufactured by the JV Company is highly advanced and requires meeting very high standards in order to produce premium class products. Therefore the JV Products, the manufacturing processes of the JV Company and the quality management of the

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JV Company’s business operations shall fully comply with the quality requirements as determined by BMW AG from time to time on a worldwide basis (herein referred to as the “BMW Quality Standards”) and with applicable PRC Laws.

13.2	The JV Company will ensure that its policies and practices relating to the quality and safety of the JV Products and to environmental protection shall meet the standards set by BMW AG, and applicable PRC Laws, whichever are higher.

13.3	When taking measures to meet the BMW Quality Standards, the JV Company shall at all times ensure that it complies with PRC Laws.

Article  14            Purchase of Materials and Services / Local Content

14.1	The JV Company shall be entitled to purchase and obtain, either in China or from the international markets, the raw materials, tools, machinery and equipment, parts and components, office appliances and services necessary for the operations of the JV Company. All raw materials, machinery and equipment, parts and components shall meet the BMW Quality Standards and requirements of PRC Laws.

14.2	The JV Company may incorporate localized parts and components into the JV Products, provided that such localized parts and components have been tested and accepted pursuant to a separate agreement to be entered into by BMW AG and the JV Company, and provided that such localized parts and components are commercially acceptable to the JV Company in such terms as price, warranty, and delivery schedules.

14.3	The JV Company shall establish procedures for and carry out the testing of localized parts and components pursuant to the agreement referred to in Article 14.2.

14.4	BMW AG shall support the JV Company in the localization process of parts as provided for in the agreement referred to in Article 14.2.

Article  15            Sale of JV Products

15.1	The JV Products shall be sold by the JV Company in the PRC. The retail prices (prices to customers) or the recommended retail prices of the JV Products shall be proposed by the Management of the JV Company to the Board of Directors in accordance with the policies and guidelines promulgated by BMW AG from time to time and in consideration of the market conditions in the PRC. The Board has the discretion to vary retail prices or recommended retail prices by no more than five percent (5%) greater or five percent (5%) less than the proposed retail prices or recommended retail prices submitted by Management.

15.2	Upon the decision of the Board of Directors, and subject to the approval of the Examination and Approval Authority if required, the JV Company may set up branch offices for marketing, sale and services within China.

15.3	Sales, marketing, and service of the JV Products in the PRC shall be handled by the JV Company through its authorized dealer network based on standard dealer contracts. If the Board deems it appropriate to sell the JV Products outside of the PRC, the JV Products may be sold in foreign markets provided that all export sales shall be performed on a priority basis by BMW AG and its worldwide distribution network. BMW AG will oversee all aspects of the export sales including, but not limited to, price quotations and other commercial terms.

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15.4	Notwithstanding the JV Company’s own responsibilities for the activities referred to hereinafter, the business operations, promotion and marketing (including market analysis, price and product planning, sales forecasting and reporting), sales, after-sales, distribution, and dealer management activities undertaken by the JV Company shall comply with the relevant procedures, schedules and quality requirements as are determined by BMW AG from time to time on a worldwide basis and shall comply with the applicable PRC Laws.

15.5	Without restricting the JV Company from conducting its own marketing and promotional activities, the JV Company shall co-operate with BMW AG in marketing and promotional activities that relate to the BMW brand in China. Upon the invitation of BMW AG, selected sales personnel of the JV Company shall participate in sales, marketing and/or PR conferences or events.

Article 16           Trademarks

16.1	Provided that the JV Products manufactured by the JV Company meet the BMW Quality Standards, the JV Products shall bear the appropriate trademarks, as determined by BMW, that are owned by BMW AG and duly licensed to the JV Company under the Trademark License Agreement.

16.2	The JV Company shall use such trademarks strictly in accordance with the Trademark License Agreement, which the JV Company, as licensee, shall file or cause to be filed with PRC trademark administration authorities. All licensed trademarks shall at all times remain the sole property of BMW AG. Neither the JV Company nor BRILLIANCE shall at any time claim any right, title or interest to such trademarks except for the limited use rights granted to the JV Company pursuant to the Trademark License Agreement.

16.3	For maintaining and protecting the value and the strength of the BMW trademark and for a uniform appearance of the BMW trademark worldwide the JV Company will fully comply with the BMW trademark policies and specific instructions for the use of the trademark, as provided in the Trademark License Agreement.

Article 17           Non-Competition

17.1	BRILLIANCE undertakes, and for its Affiliates it guarantees as a separate liability, that during the Joint Venture Term, neither it nor any of its Affiliates shall itself or through entering into any joint venture or similar arrangement or through cooperation with an intermediary, unless with the express prior written consent of BMW:

(i)	produce, distribute or service Premium Market Cars in the PRC; or

(ii)	market its own brands in competition with the JV Products or participate in any activity or otherwise act in any way in competition with any business of the JV Company in the PRC.

For the avoidance of doubt, the Parties confirm that the provisions of Article 17.1(i) shall be applicable regardless of whether the Premium Market Cars are produced, distributed or serviced under their original brands or different brands in China. The breach of any obligation under this Article 17 by BRILLIANCE or any of its Affiliates or their successors or assigns shall be referred to as a “BRILLIANCE Competition Event.”

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17.2	The production, distribution or the provision of services for BRILLIANCE’s M-1 Products shall not constitute a BRILLIANCE Competition Event, unless

(i)	the design or appearance of a M-1 Product is similar to the design or appearance of a JV Product; or

(ii)	a M-1 Product is marketed in comparison to or with reference to a JV Product;

(iii)	a M-1 Product is marketed in reference to the Parties’ cooperation under this Contract except in line with a communication strategy mutually agreed between the Parties on this subject matter.

Notwithstanding the above, BRILLIANCE shall be entitled to make improvements and upgrades to M-1 Products, provided that such improved or upgraded M-1 Products shall not compete with the JV Products.

17.3	BMW undertakes, and for its Affiliates it guarantees as a separate liability, that during the Joint Venture Term, neither it nor any of its Affiliates shall itself or through entering into any joint venture or similar arrangement or through cooperation with an intermediary, unless with the express prior written consent of BRILLIANCE, produce in the PRC the JV Products.

17.4	BMW undertakes, and for its Affiliates it guarantees as a separate liability, that commencing from the JV Company’s first full year of production and during any calendar year of the Joint Venture Term, neither it nor any of its Affiliates shall, unless with the express prior written consent of BRILLIANCE, import to and distribute within the PRC the JV Products produced outside the PRC to the extent this exceeds five percent (5%) of the volume produced by the JV Company in that calendar year.

This restriction shall not apply and BMW or its Affiliates shall be allowed to import into and distribute within the PRC the JV Products produced outside of the PRC if and to the extent that the production capacity of the JV Company is unable to satisfy the market demand for the JV Products. The production capacity shall be determined either by the maximum production capacity of the JV Company plant (being 30.000 units) or such lower volume if the maximum production capacity can not be achieved for any reason other than those within the reasonable control of BMW or any of its Affiliates and market demand for the JV Products shall be the forecasted sales volume for the JV Company as determined by the Board of Directors for that year as part of the Planning Documents as referred to in Article 7.2.1 (b) (vi). However if it is anticipated that the production capacity of the JV Company will not meet market demand, the JV Company shall take all reasonable and available measures to optimise the production capacity of the plant as per the decision of the Board of Directors.

If the satisfaction of market demand requires further investment into the JV Company and if such investment is economically viable, both Parties on a pro rata basis shall provide such finance to the JV Company (either by way of equity capital, loans, or provision of financial securities) as provided for in and subject to Articles 5.6 and 5.7 of this Contract.

17.5	The launch of any JV Product within the PRC which is scheduled to be introduced after the Establishment Date shall firstly be conducted by the JV Company, provided that the JV Company is able to manufacture these JV Products with all necessary assistance and efforts to be contributed from BMW and BMW AG.

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17.6	BMW undertakes, and for its Affiliates it guarantees as a separate liability, that during the Joint Venture Term, neither it nor any of its Affiliates shall, unless with the express prior written consent of BRILLIANCE, enter into any joint venture or similar arrangement with a third party for the production and distribution of BMW Cars other than the JV Products in China, unless it has offered, in writing, the option to BRILLIANCE to enter into such an arrangement at terms and conditions materially equal to those offered and negotiated by BMW with such third party, and BRILLIANCE has not, by written notice to BMW, exercised this option within six (6) weeks of receipt of the offer from BMW. In case the terms and conditions offered to the third party change in any material or substantial aspect, BMW shall offer such changed terms and conditions in writing to BRILLIANCE, which shall then have another three (3) weeks to exercise the option to enter into an agreement with BMW on such changed terms and conditions.

17.7	For the avoidance of doubt, the Parties agree and acknowledge that BMW, subject to PRC Laws, may establish a wholly-foreign owned enterprise in China to produce and/or sell BMW vehicles other than the JV Products.

17.8	The breach of any obligation under this Article 17 by BMW or any of its Affiliates or their successors or assigns shall be referred to as a “BMW Competition Event.”

Article 18          Labor Management

18.1	Governing Principle

The JV Company shall be entitled to the full enterprise autonomy granted to foreign invested enterprises and shall have complete authority over the hiring and dismissal of its employees. The recruitment, employment, discipline, dismissal and resignation of the employees of the JV Company and their wages, salaries, insurance, welfare benefits and other matters shall be handled in accordance with the PRC Labor Law and other relevant PRC Laws.

18.2	Employees of the Parties

Either Party may recommend any of its existing employees (whether blue collar or white collar) to work for the JV Company. If the JV Company upon its own discretion decides to employ any of these employees, they shall terminate their employment relationship with the relevant Party prior to or at the time when they enter into employment contracts with the JV Company (except for any agreement for reemployment or agreement for payment of additional compensation or fringe benefits etc.). Thereupon they shall be deemed to be employed by the JV Company from the labor market independently. The JV Company shall not assume any obligations of any kind in respect of such employees that are related to or arose during the period before their respective dates of hire by the JV Company. Such obligations shall be assumed by the relevant Party, which shall reimburse the JV Company for any such costs incurred by the JV Company. The JV Company shall be responsible for any obligations of any kind in respect of its employees which are related to or arise after their respective dates of hire by the JV Company.

18.3	Labor Contract

The JV Company may conclude individual employment contracts with staff and workers directly or collectively with the trade union of the JV Company on behalf of the staff and workers. The JV Company shall file such contracts with the local labor department for the record.

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18.4	Labor Plan

The labor plan, including the number of employees of the JV Company, the salaries and benefits of employees and the job descriptions, shall be prepared by the General Manager in consultation with the Senior Corporate Officer in charge of labor matters and shall be subject to approval by the Board. The employees of the JV Company shall be required to strictly observe the rules and regulations of the JV Company. The JV Company shall recruit and employ only such number of employees as is necessary for its operations. Board approval shall be required if the JV Company increases or decreases the total number of its employees due to such factors as expansion or reduction of business or increased or decreased efficiency.

18.5	Labor and Personnel Policies

(a)	The JV Company’s policies regarding employment matters such as employment, dismissal, resignation, wages, insurance, welfare benefits, reward and discipline of its staff and workers shall be decided by the Board and shall be implemented by the General Manager. The labor contracts between the JV Company and the employees or the trade union on behalf of the employees shall be formulated in accordance with the JV Company’s policies and the applicable PRC Laws.

(b)	The initial labor and personnel policies of the JV Company shall be prepared by the General Manager for approval by the Board. These policies shall be consistent with applicable PRC Laws.

(c)	The General Manager shall implement hiring policies whereby all PRC employees of the JV Company shall be selected on the basis of examination, merits and qualifications. In this regard, upon the receipt of necessary approvals, the JV Company may hire qualified personnel from anywhere within China and, if necessary, from foreign countries.

(d)	The General Manager and the Deputy General Manager Human Resources shall consult with each other with respect to the recruitment, employment, dismissal and remuneration of key personnel of the JV Company including, but without limitation, department managers.

(e)	The JV Company shall sign non-competition and confidentiality agreements with its employees in accordance with the relevant terms and conditions in this Contract.

18.6	Training

The Parties recognize that the JV Company will conduct significant training of management personnel and other employees.

18.7	Power of General Manager

Subject to any limitations the Board may set and to the provisions of the labor contract between an employee and the JV Company, the General Manager shall have the power, according to the degree of seriousness of the case, to give warnings, record demerits, deduct wages, dismiss or otherwise remove any staff member or worker appointed by him/her who has violated the terms of his/her labor contract, the rules, regulations or labor discipline of the JV Company or applicable PRC Laws.

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18.8	Non-solicitation

Each Party undertakes to the other Party, and for its Affiliates it guarantees as a separate liability, that for the duration of this Contract and for one year after the expiration thereof, neither it nor its Affiliates shall, directly or indirectly, solicit or entice away any director, manager or other employee and worker nor shall it or its Affiliates cause any of those personnel to resign or otherwise leave the JV Company, unless prior agreement between the Parties has been reached.

Article 19           Trade Union

The staff and workers of the JV Company may establish a trade union in accordance with the Joint Venture Law and the Trade Union Law of the PRC. Activities of the trade union shall be conducted after normal working hours, shall not interfere with the normal operations of the JV Company, and shall conform to the relevant regulations. If a trade union is established by the staff and workers of the JV Company, the JV Company shall pay two percent (2%) of the total amount of wages received by its employees into the JV Company’s trade union fund, and such payment shall be an expense of the JV Company.

Article 20           Finances, Taxes, Audit and Distribution of Profits

20.1	Taxes

20.1.1	The JV Company shall pay taxes, duties and other levies (collectively “Taxes”) in accordance with relevant PRC Laws. If Taxes are imposed on the Parties in connection with the activities of the JV Company, the JV Company shall provide administrative assistance to the Parties to meet their obligations (e.g. preparation of returns, reports, and payments).

20.1.2	The JV Company is obliged to deduct or withhold from any payment to the Parties any Tax (e.g., withholding tax on income, business tax), then the JV Company shall withhold or deduct such amount and pay it, on behalf of Parties, to the relevant PRC government authorities. The JV Company shall endeavor to minimize such deductions or withholdings as permitted by PRC Laws and relevant double taxation treaties, and shall, if required, complete all application procedures. Further, the JV Company shall provide the Parties with all original certificates, documentation, and other information that is necessary to enable the Parties to utilize or to claim any tax credits or benefits that relate to such payments made by the JV Company on behalf of the Parties.

20.1.3	The JV Company shall apply for every kind of preferential tax and customs treatment (including subsidies) available to it under PRC Laws. Furthermore, upon request of the Parties, the JV Company shall assist the Parties to apply for all preferential tax treatment available to them and their Affiliates, which are expressly provided under PRC Laws and relevant to payments made by the JV Company.

20.2	Finances

20.2.1	The fiscal year of the JV Company shall start on January 1 of each calendar year and end on December 31 of the same year. The first fiscal year of the JV Company shall commence on the Establishment Date and end on December

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31 of the same year. The last fiscal year of the JV Company shall start on January 1 of the year of termination or expiration and end on the date of termination or expiration of the Joint Venture Term.

20.2.2	The JV Company shall adopt an accounting system consistent with applicable PRC Laws. All accounting records, books and statements of the JV Company shall be prepared and kept both in Chinese and English. The JV Company shall use Renminbi as the base bookkeeping currency for its financial statements.

20.2.3	The JV Company shall as a policy require that contracts and other important documents (e.g. invoices) from third parties be in both Chinese and English. In the event that any third party does not provide both the Chinese and the English versions as required by the preceding sentence, all relevant details of the document shall be translated by the JV Company into Chinese or English, as the case may be, unless, in the case of invoices, the transaction amount is below RMB 10,000 or as otherwise provided for in the JV Company guidelines.

20.2.4	The annual, quarterly and if applicable other reports shall be prepared and jointly signed by both the General Manager and the Deputy General Manager Finance and shall be prepared and kept in both Chinese and English. The Deputy General Manager Finance shall be responsible for formulating the accounting and administrative measures regarding the JV Company’s financial affairs, which shall be submitted via the General Manager to the Board for approval.

20.2.5	The accounting system of the JV Company shall at the cost of BMW AG be supplemented with the BMW AG accounting system based on International Accounting Standards (IAS) and by the “BMW Controlling Management Information System.” Upon request and at the cost of BMW AG the JV Company shall for such periods relevant to BMW AG prepare separate accounts in full compliance with the BMW AG accounting system.

20.2.6	The JV Company shall adopt the procedures and the time targets applied by BMW AG for Long Range Planning, the Annual Business Plan, forecasting and reporting.

20.3	Audit

Within three (3) months following the end of each fiscal year, the JV Company shall engage an accounting/auditing firm registered in China as its auditor to examine and verify the accounts and books of the JV Company. The accounting/auditing firm shall be a joint venture accounting firm registered in China in which any of the following is one of the joint venture partners, unless decided otherwise by the Board: Price WaterhouseCoopers, KPMG, Ernst & Young, or Deloitte & Touche.

The annual audit report issued by such firm shall be submitted to the Board. Either Party shall also have the right, but not the duty, to appoint, at its own costs, another accounting/auditing firm registered in China or abroad to audit the accounts and books of the JV Company. That audit shall be carried out during the normal business hours of the JV Company and shall not unreasonably interrupt the conduct of the JV Company’s business. The JV Company shall make available and accessible all of its accounting books and records to such auditor.

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Each Party shall at its own cost be allowed for its internal purposes at any time upon reasonable prior notice to conduct a fully-fledged audit of the JV Company’s financial affairs and business operations. Each Party shall have full access to the JV Company’s documents and the JV Company shall upon reasonable request make available the relevant key personnel for discussion.

20.4	Allocation to Three Funds

After the offset of cumulative losses (if any) and the payment of income tax and other applicable taxes by the JV Company each year, the Board shall determine the amount from the after-tax net profits to be allocated into the JV Company’s reserve fund, enterprise expansion fund, and the employee bonus and welfare fund to be set up in accordance with PRC Laws. The total annual allocation to the funds mentioned above shall not exceed ten percent (10%) of the after-tax net profit of the respective year unless otherwise decided by the Board in light of the business and financial conditions of the JV Company or unless required otherwise by PRC Laws.

20.5	Distribution of Profits

20.5.1	After paying taxes in accordance with the relevant PRC Laws and making allocations to the reserve funds, expansion funds, bonuses and welfare funds for staff workers, the JV Company’s remaining profits either shall be distributed between the Parties according to the Parties’ ratio of contribution to the JV Company’s registered capital or shall be retained or reinvested as decided by the Board of Directors.

20.5.2	If the JV Company carries any loss from any previous year, the profits of the current year shall first be used to cover such loss. No profits shall be distributed or re-invested unless and until all deficits from any previous years are fully made up. Any distributable profits retained by the JV Company and carried over from any previous years that are not re-invested may be distributed together with the distributable profits of the current year.

Article 21          Bank Accounts and Foreign Exchange

21.1	Accounts

The JV Company shall open separate Renminbi accounts and foreign exchange accounts with banks or financial institutions in China. The JV Company may also open foreign exchange accounts with foreign financial institutions outside of China, as designated by the Board of Directors and upon approval by the State Administration of Foreign Exchange or its competent local bureau, if required.

21.2	Foreign Exchange

21.2.1	The JV Company shall handle its foreign exchange matters in accordance with applicable PRC Laws. It shall apply for and maintain a Foreign Exchange Registration Certificate.

21.2.2	In order to balance its foreign exchange needs, the JV Company may, subject to approval by the Board, adopt any measure and engage in any activity permitted under PRC Law.

21.2.3	The JV Company shall pay its foreign exchange according to the following order of priorities, unless otherwise determined by the Board of Directors:

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(i)	compensation to the JV Company’s expatriate staff;

(ii)	purchase of materials, equipment and services that the JV Company imports from abroad;

(iii)	administrative expenses that the JV Company incurs which require foreign exchange payment;

(iv)	loan principal and interest, and related obligations requiring foreign exchange payment;

(v)	profit and dividends to BMW; and

(vi)	payment to BMW of proceeds from liquidation of assets pursuant to the provisions of Article 24.3.

21.3	BMW’s Priority in Foreign Exchange

21.3.1	Subject to PRC Laws, BMW is entitled to receive its dividends in foreign exchange in accordance with Article 21.2.3. To this end the JV Company shall use its best efforts to convert BMW’s dividends from RMB into foreign currency as instructed by BMW. BMW shall reimburse the JV Company for duly-documented third party costs caused by the conversion.

21.3.2	Subject to PRC Laws, for the time period and to the extent that the foreign exchange cannot be transmitted to BMW’s nominated account the JV Company shall deposit BMW’s dividends or other payments due to it in a separate interest-bearing bank account. Any interest accrued on BMW’s dividends whether on a foreign currency or RMB denominated bank account shall belong to and be paid to BMW.

Article 22          Joint Venture Term

22.1	Joint Venture Term

The duration of the JV Company shall commence on the Establishment Date and continue for a period of fifteen (15) years thereafter, unless earlier terminated or further extended as provided herein.

22.2	Extension

The term of the JV Company may be extended upon mutual consent of the Parties. The Parties shall commence negotiations on whether and for how long to extend the Joint Venture Term no less than one (1) year prior to the expiration of the Joint Venture Term (or any extension thereof). A written application for the extension of duration as agreed to by both Parties, shall be filed with the Examination and Approval Authority six (6) months prior to the expiration date of the Joint Venture Term (or any extension thereof).

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Article 23          Termination

23.1	Events of Termination

23.1.1	Subject to the approval of the Examination and Approval Authority, either Party shall have the right to terminate this Contract prior to the expiration of the Joint Venture Term by written notice to the other Party, if any of the following events occur:

(i)	the other Party materially breaches this Contract or the Articles of Association, and such breach is not cured within thirty (30) days of written notice to the breaching Party;

(ii)	the JV Company, after a start-up period of three (3) years from the Establishment Date, has sustained permanent heavy losses exceeding twenty-five percent (25%) of the total registered capital of the JV Company per annum for two (2) consecutive years, or if three (3) years after the Establishment Date the cumulative amount of losses has exceeded fifty percent (50%) of the total registered capital of the JV Company, whichever occurs first;

(iii)	the other Party assigns, pledges, or otherwise encumbers any of its interest in the registered capital of the JV Company in violation of this Contract or applicable PRC Laws;

(iv)	a Change of Law (exclusive of situations as provided in Article 3.5.3 hereof) has directly or indirectly caused or is clearly foreseeable to cause material adverse consequences to the JV Company or to any Party’s benefits under this Contract and the Parties are unable to agree upon necessary adjustments (as provided for in Article 3.5.2) within three (3) months after the Change of Law has occurred;

(v)	unforeseen circumstances arise where it is likely that the JV Company, will suffer an overall loss during the entire Joint Venture Term;

(vi)	the other Party and/or its Affiliate(s) materially breaches or it willfully causes the JV Company to materially breach any of the Trademark License Agreement, Technology License Agreement, the Parts and Components Supply Agreement or the agreement referred to in Article 14.2 and such breach is not cured within thirty (30) days after receipt of written notice to that causing Party;

(vii)	total or partial performance of this Contract is prevented by an Event of Force Majeure for more than one hundred twenty (120) days, and such prevention materially and adversely affects the operation of the JV Company, and the Parties are unable to find an equitable solution;

(viii)	both Parties decide to terminate their joint venture cooperation;

(ix)	the JV Company or the other Party becomes insolvent for a consecutive period of three (3) months, or it becomes bankrupt, or it dissolves;

(x)	the Technology License Agreement or the Trademark License Agreement terminates or expires;

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(xi)	the Business License is cancelled;

(xii)	the Business License is amended, or a license, permit, or authorization which is required by the JV Company is withdrawn, cancelled, or amended in whole or in part, and such amendment, withdrawal or cancellation has directly or indirectly caused or is clearly foreseeable to cause material adverse consequences to the JV Company or to any Party’s benefits under this Contract. If the amendment, withdrawal, or cancellation is due to the fault of a Party, such Party shall not have the right to terminate this Contract under this clause;

(xiii)	an event of deadlock exists in accordance with Article 8;

(xiv)	if a Party loses its powers to appoint one or more of its representatives on the Board or loses its powers to nominate one or more of its representatives in the Management as provided for in this Contract.

(xv)	there arises any other reason for termination expressly provided for in this Contract or applicable PRC Laws.

Notwithstanding the above, if a Party’s material breach of this Contract, the Articles of Association, the Technology License Agreement, the Trademark License Agreement, the Parts and Components Supply Agreement or the agreement referred to in Article 14.2 cannot reasonably be cured within thirty (30) days, but the breaching Party commences to cure the breach within the thirty-day period and diligently continues to cure the breach, the non-breaching Party shall not have the right to terminate this Contract for the period of time during which the breaching Party is diligently taking actions to cure the breach.

23.1.2	In addition to the provisions of Article 23.1.1, BRILLIANCE shall have the right to terminate this Contract prior to the expiration of the Joint Venture Term, by written notice to BMW, if any of the following events occur:

(i)	BMW undergoes a change in Control or twenty-five percent (25%) of its equity capital is directly or indirectly acquired, or it has been directly or indirectly merged with or into another entity, unless BMW has obtained the prior written consent of BRILLIANCE for such change in Control, acquisition, or merger; or if the representation and warranty set out in Article 2.2.3 was incorrect or became incorrect after the Effective Date.

(ii)	a BMW Competition Event occurs and it is not cured within thirty (30) days of written notice from BRILLIANCE.

23.1.3	BMW shall have the right to terminate this Contract prior to the expiration of the Joint Venture Term by written notice to BRILLIANCE if any of the following events occur:

(i)	BRILLIANCE is in breach of the production capacity guarantee as provided for in Article 11.4.1(xii) of this Contract and such a breach causes a material adverse effect on the operation or the financial results of the JV Company;

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(ii)	BRILLIANCE undergoes a change in Control or twenty-five percent (25%) of its equity capital is directly or indirectly acquired, or it has been directly or indirectly merged with or into another entity, unless BRILLIANCE has obtained the prior written consent of BMW for such change in Control, acquisition or merger; or if the representation and warranty set out in Article 2.2.2 was incorrect or became incorrect after the Effective Date.

(iii)	a BRILLIANCE Competition Event occurs and it is not cured within thirty (30) days of written notice from BMW; or

(iv)	the Parties fail to reach an agreement pursuant to Article 11.6.

23.2	Termination Notice

If a Party chooses to terminate this Contract pursuant to Article 23.1, it shall send a written notice of termination to the other Party and the Parties shall endeavor, through negotiation and agreement, to resolve the problem. Should the Party receiving the notice of termination dispute or challenge the termination of this Contract, such Party shall have the right to submit the dispute for arbitration, in accordance with the provisions of Article 29, for determination of the issue of whether termination of this Contract is valid.

23.3	Liabilities for Breach of Contract

Notwithstanding termination of this Contract, any Party that breaches this Contract shall be liable to compensate all losses, both actual and foreseeable at the time of the execution of this Contract, suffered by the other Party as the result of the breach, including loss of profits.

Article 24           Consequences of Termination

24.1	Buyout

24.1.1	Buyout Option

(i)	If, within sixty (60) days of receipt of the notice of termination served pursuant to Article 23, the Parties have not agreed in writing to continue this Contract, then the Parties shall agree to discuss one Party’s purchase of all of the other Party’s interest in the registered capital of the JV Company (“Buyout”). If, within sixty (60) days of receipt of the notice of termination, the Parties reach an agreement on a Buyout, then the Parties will proceed in accordance with the terms of that agreement.

(ii)	If, within sixty (60) days of receipt of the notice of termination, the Parties have not agreed, in writing, to a Buyout, then, BMW shall have the option to purchase BRILLIANCE’s interest in the registered capital of the JV Company at a price as determined pursuant to Article 24.1.2 below, multiplied by the percentage of BRILLIANCE’s share of the registered capital at the time of the Buyout. BMW shall have ninety (90) days to exercise its option, starting from the date of receipt of the notice of termination. If BMW exercises this option, BRILLIANCE shall not take any actions that might adversely affect BMW’s ability to continue the operation of the JV Company as a going concern.

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(iii)	If BMW fails to exercise its option within ninety (90) days of receipt of the notice of termination or it notifies BRILLIANCE in writing that it will not exercise the option, BRILLIANCE shall have the option to purchase BMW’s interest in the registered capital of the JV Company at a price as determined pursuant to Article 24.1.2 below, multiplied by the percentage of BMW’s share of the registered capital at the time of Buyout. Such option shall be exercised by BRILLIANCE, in writing, not later than within thirty (30) days from the date the option becomes available to BRILLIANCE.

(iv)	The ratio between BRILLIANCE’s shareholding in and BMW’s shareholding in the registered capital of the JV Company following the Buyout under this Article 24.1.1 shall be in compliance with applicable PRC Laws.

24.1.2	Transfer Price

(i)	If the termination of this Contract is caused by a breach of this Contract, the Technology License Agreement, the Trademark License Agreement, the Parts and Components Supply Agreement, the agreement referred to in Article 14.2 or the Articles of Association (a “Breach of Contract”) by BMW and BMW exercises its Buyout Option under Article 24.1.1, the Transfer Price shall be the higher of the following two figures:

a)	the Net Asset Value of the JV Company at the date when BMW exercises the Buyout Option multiplied by the percentage of BRILLIANCE’s share of the registered capital of the JV Company which is to be purchased by BMW; or

b)	the result of the formula:

where:

En	the amount of registered capital held in the JV Company by BRILLIANCE in calendar year n at the beginning of business year n

n	indicates each single business year between the Establishment Date until the date when BMW exercises its Buy Out Option (starts with 1)

m	indicates the business year when BMW exercises its Buy Out Option

X	Agreed rate of Return for BRILLIANCE to be twenty percent (20%) p.a. (first and last year pro rata temporis if necessary);

Dn	Absolute amount of dividends paid to BRILLIANCE in Business year n

S	BRILLIANCE’s share of the JV Company that is purchased by BMW. S is initially defined as 1.0, which represents BRILLIANCE’s fifty percent (50%) share of the JV Company.

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Em	the amount of registered capital held in the JV Company by BRILLIANCE on the date when BMW exercises its Buyout Option

(ii)	If the termination of this Contract is caused by a Breach of Contract by BRILLIANCE and BRILLIANCE exercises its Buyout Option under Article 24.1.1, the Transfer Price shall be determined in the same manner as the determination of the Transfer Price according to Article 24.1.2(i).

(iii)	If the termination of this Contract is caused by a Breach of Contract by BRILLIANCE and BMW exercises its Buyout Option under Article 24.1.1, the Transfer Price shall be equal to the total value of the assets of the JV Company minus the total liabilities of the JV Company (the “Net Asset Value”) multiplied by the percentage of BRILLIANCE’s share of the registered capital.

(iv)	If the termination of this Contract is caused by a Breach of Contract by BMW and BRILLIANCE exercises its Buyout Option under Article 24.1.1, the Transfer Price shall be equal to the Net Asset Value of the JV Company multiplied by the percentage of BMW’s share of the registered capital.

(v)	In no event shall the receipt of the Transfer Price by a Party prejudice any rights that Party may have to claim damages under this Contract, the Trademark License Agreement, the Technology License Agreement, the Other Contracts, or PRC Laws.

(vi)	If the termination of this Contract is not caused by a Breach of Contract, the Parties shall mutually agree on a Transfer Price, which shall not be greater than the price as calculated under Article 24.1.2(i).

24.1.3	Calculation Proceedings

(i)	The Parties agree that the Net Asset Value of the JV Company referred to in Article 24.1.2 (iii) and Article 24.1.2 (iv) shall be determined on the basis of the financial statements audited by the JV Company’s auditor in accordance with applicable PRC accounting system.

(ii)	If the Parties fail to agree on the Transfer Price as determined in Article 24.1.2 (ii) above within thirty (30) days from the exercise of a Buyout Option, the Parties shall, unless otherwise agreed, jointly conduct a valuation for the purpose of determining the Transfer Price. For such valuation, each Party shall nominate an independent and competent appraiser within thirty (30) days after the exercise of the Buyout Option. Within thirty (30) days of the date of their nomination, the appraisers shall make their determination of the Transfer Price in a written report setting forth detailed reasons for such determination.

If the two (2) appraisers cannot agree on a valuation and their respective values differ by no more than ten percent (10%) of the higher one, the average of the two (2) valuations shall be adopted. If the two (2) valuations differ by more than ten percent (10%) of the higher one, then the Parties shall proceed to liquidate the JV Company pursuant to Article 24.2 of this Contract.

24.1.4	Under no circumstances, including, but not limited to a disagreement over the existence over the validity of the grounds for termination of this Contract, shall a Party object to or hinder the procedure to determine the Transfer Price as provided in this Article 24.1.3. In the event that the validity of the grounds for termination of the Contract has been successfully challenged by the non-

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terminating Party, the terminating Party shall fully compensate the non-terminating Party and the JV Company for all costs and reasonable expenses incurred by them for the determination of the Transfer Price.

24.1.5	After the Parties have agreed to a Buyout or a Party has exercised its buyout option, the Parties shall enter into an agreement for transfer of interest in the registered capital of the JV Company. The selling Party shall assist in securing all necessary government approvals. In the event that BMW is the selling Party, all payments to BMW shall be made in foreign exchange. The Parties shall complete the buyout transaction within six (6) months following the Parties agreement on a Buyout or the exercise of the Buyout Option by BMW or BRILLIANCE, as the case may be.

24.1.6	The termination of this Contract and the transfer of interest in the JV Company’s registered capital as a result of any buyout transaction shall be subject to the approval of the Examination and Approval Authority pursuant to PRC Laws.

24.1.7	The Parties agree that in the event of a Buyout pursuant to this Contract, the purchasing Party shall have the right to set off from the Transfer Price any outstanding amount owed or payable by the selling Party to the purchasing Party and/or withhold for and on behalf of the JV Company from such Transfer Price any outstanding amount owed or payable by the selling Party to the JV Company at the time and to deliver such withheld amount to the JV Company.

24.2	Liquidation

24.1.1	In the event that: (a) the Parties fail to resolve their dispute through the methods provided in Article 23.2; or (b) one Party is not to buy out the other Party’s interest in the registered capital of the JV Company as provided in Article 24.1.1, then each Party shall agree and shall cause its appointed Directors to approve the termination of this Contract and the liquidation of the JV Company.

The Board of Directors shall convene a meeting no later than fifteen (15) days following notice of either of the circumstances discussed in subparagraph (a) or (b) of this Article, and shall adopt a unanimous resolution to terminate this Contract, liquidate the JV Company, formulate liquidation procedures and establish a liquidation committee. The JV Company then shall submit an application to the Examination and Approval Authority for the termination of this Contract and the liquidation of the JV Company.

24.2.2	If an event under subparagraph (a) or (b) of Article 24.2.1 occurs, and any Party fails to cause its Directors to vote in favor of the termination of this Contract and the liquidation of the JV Company, such failure shall constitute material breach of this Contract.

Moreover, if no resolution is passed by the Board within ten (10) days of the scheduled date for the Board meeting, any Party shall be entitled to unilaterally apply to the Examination and Approval Authority to terminate this Contract and to liquidate the JV Company in accordance with the relevant provisions of the Measures on the Liquidation of Foreign-Invested Enterprises or the then-applicable PRC Laws on the liquidation of foreign-invested enterprises.

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24.2.3	The JV Company, upon commencement of its liquidation, immediately shall cease and discontinue its operation, as well as the manufacture and sale of the JV Products. In addition the JV Company immediately shall cease the use of, all copies of Proprietary Information and Technical Information and other materials provided by BMW or BRILLIANCE in written form. Any and all property, including all copies of Proprietary Information and Technical Information, owned and/or created by BMW or BRILLIANCE which has been loaned, licensed or otherwise provided to the JV Company shall be returned to whichever of BMW or BRILLIANCE provided such property.

For purposes of this Article 24.2.3, “Technical Information” shall mean all technical and other specifically product-related information which BMW or BRILLIANCE or their respective Affiliates have disclosed to the JV Company regarding the JV Products and their development, manufacture and use, including but not limited to operating procedures, quality assurance procedures, formulas, standards, specifications and all other information needed to engage in the manufacturing, processing, and marketing of the JV Products.

For purpose of this Article 24.2.3, “Proprietary Information” shall mean all proprietary information other than Technical Information that is disclosed by BMW or BRILLIANCE or their respective Affiliates to the JV Company, and relates to the manufacture, marketing and sale of JV Products, including but not limited to financial data, customer lists, marketing strategies, and distribution mechanisms.

24.3	Liquidation Proceedings

24.3.1	The liquidation of the JV Company shall be handled in accordance with the applicable PRC Laws. The liquidation committee shall be composed of three (3) persons. One (1) shall be appointed by BRILLIANCE from the Directors it has appointed to the Board, one (1) shall be appointed by BMW from the Directors it has appointed to the Board, and the third shall be a person agreed upon by the first two (2) nominees and shall be an accountant or a lawyer registered in China. In case any Director so appointed cannot serve, a replacement shall be appointed within ten (10) days (from the date of the initial appointment) by the Party that originally appointed the Director who cannot serve.

24.3.2	If the first two (2) members fail to agree as to the third member within fifteen (15) days of their appointment, the third member shall be appointed by the President of the Law Society of Hong Kong and shall be a reputable lawyer. As soon as all three (3) liquidation committee members are appointed, the Board of Directors shall submit a list of their names to the Examination and Approval Authority for examination and verification.

24.3.3	The Board of Directors shall within fifteen (15) days of receipt of the report of the liquidation committee, approve the liquidation plan of the liquidation committee. After the Board of Directors approves the liquidation plan, the liquidation plan promptly shall be filed with the Examination and Approval Authority.

24.3.4	The liquidation committee shall use its best efforts both to obtain the highest possible prices for the assets of the JV Company and to maximize foreign exchange proceeds. Unless otherwise agreed, in writing, the Parties hereby

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agree that the JV Company’s assets will be sold to the Party, at that time, offers the higher price for them.

24.3.5	The liquidation expenses, including remuneration to committee members and to the lawyers and accountants retained by the liquidation committee, shall be paid out of the JV Company’s assets in priority to the claims of other creditors.

24.3.6	After the settlement of all outstanding debts and taxes, the remaining proceeds of liquidation, if any, shall be paid over to the Parties in proportion to their respective paid-in contributions to the registered capital of the JV Company at the time of liquidation. BMW shall have priority to receive all of its share of the proceeds in foreign exchange.

24.3.7	Upon completion of the liquidation of the JV Company, the liquidation committee shall submit a liquidation proceedings wind-up report to the Board of Directors for approval and submission to the Examination and Approval Authority for the record. In addition, the committee shall carry out the necessary procedures to cancel the JV Company’s tax registration, cancel its Approval Certificate and business registration and return its Approval Certificate and Business License, and de-register with the customs authorities.

Article 25          Insurance

25.1	The JV Company shall, at all times during its operation, procure and maintain full and adequate insurance coverage in a manner prudent and advisable for such enterprises.

25.2	The relevant insurance policies may be obtained from any insurance company authorized to provide such policies in the PRC. The types of insurance and the value, duration and denomination of the currency of the premiums and insurance proceeds shall be determined by the Board of Directors based on the practices of BMW AG and its Affiliates in other countries and/or on the actual circumstances in the PRC.

Article 26           Confidentiality

26.1	Each of the Parties acknowledges and agrees that the discharge of its obligations under this Contract will involve the disclosure of confidential information (“Confidential Information”).

26.2	Each of the Parties, its Affiliates, and the JV Company shall at all times use its best efforts to use Confidential Information only for the purposes specified in this Contract, and shall not disclose any Confidential Information to any third parties without the prior written consent of the other Party. No entity other than the JV Company shall be permitted to use, practice or exploit any Confidential Information provided by any Party or by any Party’s Affiliates in any manner, without the prior written consent of both Parties. Each of the Parties, its Affiliates, and the JV Company shall not be entitled to make or permit or authorize the making of any press release or other public statement or disclosure concerning this Contract or any of the transactions contemplated in it without the prior written consent of the other Party.

26.3	If a Party and/or the JV Company receives Confidential Information, then the receiver shall cause its personnel with access thereto, to execute a confidentiality agreement with respect to the Confidential Information, in a form and substance satisfactory to the providing Party. The receiving Party, its Affiliates, and the JV Company shall

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make Confidential Information available only to those of their personnel whose duties necessitate access to or familiarity with such Confidential Information.

26.4	The confidentiality obligations of the Parties set forth in this Article 26 shall be maintained during the term of this Contract and for an additional period of three (3) years after either the expiration of the Joint Venture Term or termination of this Contract.

26.5	The Party that provides the Confidential Information shall have the power to determine what data, technologies, documents and information constitute Confidential Information subject to this Article 26.

26.6	Notwithstanding the provisions of this Article 26, either Party may disclose Confidential Information:

(i)	to its legal and financial advisers requiring the information for the purposes of this Contract; and

(ii)	to the extent required by law or by a stock exchange.

26.7	The provisions of this Article 26 do not apply to Confidential Information that:

(i)	can be shown to be known by the receiving party, by written records made prior to disclosure by the disclosing party;

(ii)	is or becomes public knowledge other than through the receiving party’s breach of this Contract; or

(iii)	was obtained by the receiving party from a third party having no obligation of confidentiality with respect to such information.

Article 27           Force Majeure

27.1	If any Party is prevented from performing any of its obligations under this Contract due to an Event of Force Majeure, the time for performance of the obligations under this Contract that were prevented from performance by such Event of Force Majeure shall be extended by a period equal to the period of delay caused by such Event of Force Majeure, subject to Article 23.1 hereof; all other obligations under this Contract and the time for performance thereof shall remain unaffected.

27.2	The prevented Party shall within ten (10) business days of the occurrence of such Event of Force Majeure notify the other Party of the occurrence of any Event of Force Majeure by cable, telex, facsimile or courier. Within fifteen (15) days of the occurrence of such Event of Force Majeure, the prevented Party shall provide the other Party a detailed description of the Event of Force Majeure and, if the event takes place in the PRC, a valid certificate notarized by a local notary or issued by a proper governmental agency in the place where the Event of Force Majeure occurred, confirming the occurrence of such Event of Force Majeure. The prevented Party shall give clear answers in writing to any questions the other Party might have regarding the Event of Force Majeure and the prevented Party’s hindered performance of its obligations under this Contract. The prevented Party shall use reasonable endeavors to mitigate and circumvent the Event of Force Majeure.

27.3	Should the delay caused by any Event of Force Majeure continue for more than ninety (90) consecutive days from the date of such notice, the other Party may

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choose to either continue to perform its obligations under this Contract or terminate this Contract in accordance with Article 23 hereof.

Article 28           Applicable Law

This Contract shall be governed by the officially promulgated laws of the PRC. In the event there is no published law in the PRC governing a particular aspect of this Contract, reference shall be made to general international practices. BRILLIANCE shall use its best efforts to inform and continue to update the JV Company, BMW of all PRC Laws pertaining to this Contract and to the Annexes hereto.

Article 29           Dispute Resolution

29.1	Amicable Settlement

Subject to the Parties’ right to terminate this Contract as provided for in Article 23, in the event that a dispute arises out of or in connection with this Contract between the Parties, the Parties shall endeavor, in good faith, to reach an amicable settlement of the dispute through friendly negotiations.

29.2	Arbitration

29.2.1	If no mutually acceptable settlement of the dispute is reached within the sixty (60) days following the date of the commencement of the settlement negotiation, or if any Party refuses to engage in any settlement negotiation, any Party may submit the dispute for arbitration to the Arbitration Institute of the Stockholm Chamber of Commerce (“Stockholm Arbitration Institute”) in Stockholm, Sweden. Any periods for discussion or agreement between the Parties as mentioned under other provisions of this Contract shall be calculated against the 60-day period.

29.2.2	Any arbitration of disputes arising out of or in connection with this Contract shall be conducted at Stockholm in accordance with the arbitration rules of the Stockholm Arbitration Institute in effect at the time of arbitration. Arbitration shall be conducted as follows:

(i)	the arbitrators may refer to both the English and Chinese versions of this Contract;

(ii)	all proceedings in any such arbitration shall be conducted in English, and a daily transcript in English of such proceedings shall be prepared; and

(iii)	there shall be three (3) arbitrators, all of whom shall be fluent in English. The Parties shall each select one (1) arbitrator. The third arbitrator shall be appointed by the president of the Stockholm Arbitration Institute and shall serve as chairman of the panel.

The award of the arbitrators shall be final and binding upon the Parties. The Parties hereby agree to honor such award. Any competent court may enforce such award. All arbitration costs, including costs for the enforcement of any arbitration award, shall be borne by the losing Party.

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29.2.3	The Parties agree that during the arbitration proceedings, they shall continue to observe and perform their respective obligations under this Contract, except for those arising from the provisions subject to or involved in arbitration.

Article 30           Miscellaneous

30.1	This Contract, including its Annexes, is written in the English and Chinese languages, each in fifteen (15) originals: three (3) in each language for each Party, four (4) in each language for the JV Company, and five (5) in each language for the Examination and Approval Authority. Both the Chinese language and the English language versions shall be equally authentic.

30.2	This Contract , including its Annexes, constitutes the entire agreement between BRILLIANCE and BMW with respect to the subject matter of this Contract and supersedes all prior discussions, notes, memoranda, negotiations, understandings and documents and agreements between them thereon. All agreements, contracts and other documents executed by the Parties on the subject matter before the execution of this Contract shall become null and void automatically when this Contract enters into effect.

30.3	This Contract and its Annexes may be amended only by written agreement executed by the duly authorized representatives of each Party. Such amendments shall become effective upon the approval of the Examination and Approval Authority pursuant to PRC Laws.

30.4	The rights and obligations of the Parties established by and under this Contract shall continue to exist throughout the Joint Venture Term (and any extension thereof) and shall not be prejudiced by the establishment of the JV Company, the adoption of the Articles of Association, or the execution of any of the Annexes hereto. In the event of any conflict or inconsistency between this Contract and the Articles of Association or any of the Annexes hereto, this Contract shall prevail and the conflicting provisions shall be amended accordingly. Articles 26, 28 and 29 of this Contract shall survive its termination.

30.5	All notices given by one Party to the other Party or by the JV Company to any Party shall be made in English by personal delivery, facsimile or registered airmail letter to the address indicated below or to such other address notified in lieu thereof and all notices given by any Party to the JV Company shall be sent to legal address of the JV Company.

BRILLIANCE:	Shenyang JinBei Automotive Industry Holdings Company, Ltd.
Address:	6th Floor, Building B, No. 1 Shiji Road, Hunnan Industrial Zone, High-Tech District
Attention:	Company Secretary
Telephone:	0086-24-88201183
Facsimile:	0086-24-88201330

BMW:	Bayerische Motoren Werke Aktiengesellschaft
Address:	Petuelring 130, 80788 Munich, Germany
Attention:	General Counsel
Telephone:	0049-89-38225410
Facsimile:	0049-89-38226470

Unless otherwise specifically provided, the date of receipt of a notice or communication hereunder shall be deemed to be whichever of the following shall first

CHINA	EQUITY JOINT VENTURE CONTRACT

occur: the date of receipt, if delivered personally; ten (10) days after its postmark, in the case of a registered airmail letter; and, one (1) working day after dispatch, in the case of a facsimile. Any Party may change its address for the purpose hereunder by written notice to the other Parties.

30.6	Failure or delay on the part of any Party to exercise any right or privilege under this Contract shall not operate as a waiver nor shall any partial exercise of any right or privilege preclude any further exercise thereof. Any waiver by a Party at any time of a breach of any term or provision of this Contract shall not be construed as a waiver by such Party of any subsequent breach of that term or provision, of its rights under such term or provision, or of any of its other rights under this Contract.

30.7	If any one or more of the provisions contained in this Contract or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, then: (i) the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired and shall remain in full force and effect; and (ii) the invalid, illegal or unenforceable provision shall be replaced by the Parties immediately with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of such invalid, illegal or unenforceable term or provision.

30.8	The Annexes hereto shall become and be considered as, when duly executed in accordance with this Contract, an integral part of this Contract.

30.9	The headings contained in this Contract are for reference only and shall not be deemed to be a part of this Contract or to affect the meaning or interpretation hereof.

30.10	This Contract shall become effective on the Effective Date.

IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed as of the date first above written by their duly authorized representatives.

Shenyang JinBei Automotive Industry Holdings Company Limited:

/s/ Mr. Wu Xiao An Name: Mr. Wu Xiao An Title: Authorized Representative Nationality: Chinese

BMW Holding BV:

/s/ Helmut Panke Name: Dr. Helmut Panke Title: Authorized Representative Nationality: German

CHINA	EQUITY JOINT VENTURE CONTRACT

Annex 1: Structure of Business Plan and Budget

The JV business plan and budget consists of the following elements (A-H):

A.	General Financial Planning Premises

1.	Exchange rate

2.	Interest rate

3.	Taxes (income, business tax, real-estate tax)

4.	Definition of JV cost center responsibilities

B.	Wholesale Planning:

1.	Volume and model mix plan

2.	Wholesale and retail price plan

3.	Headcount plan

4.	Investment plan

5.	Sales allowances

6.	Goodwill

7.	Direct freight expenses finished cars

8.	Marketing costs

9.	Fixed overheads (depreciation, office rent, insurance)

10.	Other overheads (travel & entertainment, IT, fax/phone, repair/maintenance etc.)

11.	Budget per cost center (only required for budget first year)

C.	Manufacturing & Supply Logistic Planning:

1.	Production plan (SOPs, volume, ramp up curve, shift model)

2.	Material requirement – quantity and prices (CKD Kits, LC parts, other direct materials, consumables)

3.	Freight and packaging – quantity and prices

4.	Headcount plan (direct and indirect labour)

5.	Investment plan

6.	Variable production cost (labour, direct materials)

7.	Fixed overheads (depreciation, rent, insurance, fixed cost contribution)

8.	Other overheads (Consumables, utilities, maintenance, IT, cleaning etc.)

9.	Launch support

10.	Budget per cost center (only required for budget first year)

D.	Model Costing (Input information from A, B and C):

1.	CIF imported CKD Kits

2.	Import duty

3.	Customs clearance and logistic expenses

4.	Cost of local content parts and components

5.	Royalty

6.	Variable assembly cost

7.	Consumption tax

8.	Total cost of sales

9.	Price to dealer

10.	Retail Price

CHINA	EQUITY JOINT VENTURE CONTRACT

E.	Profit & Loss/Operating Statement:

1.	Revenue cars

2.	Revenue parts

3.	Cost of sales

4.	Gross profit 1

5.	Direct wholesale cost

6.	Gross profit 2

7.	Personnel cost

8.	Marketing cost

9.	Fixed overheads

10.	Other overheads

11.	Royalty & launch support

12.	Interest

13.	Profit before taxes

14.	Taxes

15.	Profit after taxes

F.	Balance Sheet:

1.	Bank/cash requirement

2.	Accounts receivables (payment terms vs. dealers)

3.	Inventories (kits in transit, parts in transit, kits & LC inventory, kits in progress, local cars inventory, parts inventory)

4.	Fixed assets

5.	Accounts payable (payment terms vs. suppliers)

6.	Loans

7.	Provisions and reserve funds

8.	Equity

9.	Dividend distribution

G.	Liquidity and Cash Flow Plan

1.	Monthly cash flow and liquidity plan for current year

2.	Cash flow statement over LRP period

H.	Benchmarks/ROS

1.	Return on sales

2.	Benchmark cost of wholesale and cost of retail

3.	Benchmark cost of production

CHINA	EQUITY JOINT VENTURE CONTRACT

Annex 2: Benchmarks and ROS

Business Plan Planning
Titles

Gross Sales Cars and	Definition Cost of			Definition Return on Sales
Parts	Wholesale	Definition Cost of Retail	Definition Cost of Production	(ROS)
- Sales Allowances	(% age figure)	(% age figure)	(Cost per unit figure)	(% age figure)
Net Sales	Sum of	Sum of	Sum of
	Personnel Costs		Fixed Personnel Costs
- CIF	Wholesale	Dealer Margin and Bonus	Production	Profit/Loss before taxes JV
- Import Duty, Customs			+ Variable Personnel Costs
Clearance	+ Marketing Costs	+ Sales Allowances	Production	Divided by
	+ Fixed Overheads	+ Calculated interest from	+ Variable Overhead Costs
- Transport to factory	Wholesale	paym, terms	Production	Net Sales
+ Other Overheads
- Bank Guarantee	Wholesale		+ Fixed Overheads Production
- Variable Assembly Costs			+ Other Overheads Production
- Local Content	divided by	divided by	divided by
		Adjusted Net Retail Revenue	Sum of produced units of all
- Royalty	Adjusted Net Sales (ANS)	(ANRR)	models
- Consumption tax
Gross Profit I	ANS=	ANRR=
- Direct costs (transport to dealer, good will for cars and parts)	Net Sales cars/parts	Net Retail Revenue cars only
Gross Profit II	- Import Duty cars/parts	- Import Duty cars only
- Personnel Cost Wholesale	- Consumption tax cars and parts	- Consumption Tax cars only
- Marketing Costs
- Fixed Overhead Wholesale
- Other Overheads Wholesale
- Personnel Costs Production
- Fixed Overheads Production
- Other Overheads Production
- BMW Launch Support plus Royalty
- Interest
Profit/Loss before taxes JV
- Taxes
Profit/Loss after taxes JV
Out of JV P&L Scope:
Dealer Margin/Bonus
Net Retail Revenue